Exhibit 4.1
___________________________________________________________________

NOTE AND WARRANT PURCHASE AGREEMENT AND SECURITY AGREEMENT

by and among

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC,
HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, and
MERIDIAN LAND COMPANY, LLC,
as Issuers,

MERIDIAN WASTE SOLUTIONS, INC.,
as Holdings,

CERTAIN SUBSIDIARIES THEREOF,
as Guarantors,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,
as Purchasers,

and

PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP,
as Agent

Dated as of August 6, 2015
___________________________________________________________________

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1
1.01	Definitions.	1
1.02	Accounting Terms; Financial Statements	25
1.03	Knowledge of the Note Parties	25
1.04	UCC Terms	26
1.05	Certain Matters of Construction	26
ARTICLE 2. PURCHASE AND SALE OF THE NOTES		26
2.01	Purchase and Sale of the Notes and Warrant	26
2.02	Fees at Closing; Expenses	28
2.03	Closing	28
2.04	Financial Accounting Positions; Tax Reporting	28
2.05	Interest	28
2.06	Tax Treatment	30
ARTICLE 3. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE NOTES		31
3.01	Conditions Precedent to Note A and Note B on the Closing Date	31
3.02	Conditions Precedent to the Delayed Draw Note C	34
3.03	Conditions Subsequent.	37
ARTICLE 4. COLLATERAL; GENERAL TERMS		38
4.01	Security Interest in the Collateral	38
4.02	Perfection of Security Interest	39
4.03	Safeguarding Collateral	39
4.04	Ownership of Collateral	39
4.05	Defense of Agent’s Interest	40
4.06	Financial Disclosure	40
4.07	Accounts	40
4.08	Exculpation of Liability	42
4.09	Financing Statements	42
4.10	Commercial Tort Claims	42
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES		43
5.01	Corporate Existence and Power	43
5.02	Authorization; No Contravention	43
5.03	Governmental Authorization; Third Party Consents	43
5.04	Binding Effect	44
5.05	Litigation	44
5.06	Compliance with Laws	44
5.07	No Default or Breach	44
5.08	Title to Properties	44
5.09	Use of Real Property	45
5.10	Taxes.	45

5.11	Financial Statements and Projections.	46
5.12	Operating Company	47
5.13	Disclosure	47
5.14	Absence of Certain Changes or Events	47
5.15	Environmental Matters.	48
5.16	Investment Company/Government Regulations	49
5.17	Subsidiaries.	49
5.18	Capitalization.	49
5.19	Reserved.	50
5.2	Broker’s, Finder’s or Similar Fees	50
5.21	Labor Relations	50
5.22	Employee Benefit Plans	51
5.23	Patents, Trademarks, Etc.	51
5.24	Potential Conflicts of Interest	52
5.25	Trade Relations	52
5.26	Indebtedness	52
5.27	Material Contracts	52
5.28	Insurance	53
5.29	Solvency; Fraudulent Transfer.	53
5.3	Perfection Certificate	53
5.31	Location of Assets	53
5.32	Change of Control Payments	53
5.33	Use of Proceeds; Margin Requirements.	54
5.34	Anti-Terrorism Laws	54
5.35	Trading with the Enemy	55
5.36	Interest Rate Hedges and Other Hedging Agreements	55
5.37	First Lien Obligations	55
5.38	Rolling Stock Subject to Title Documents.	55
5.39	Holdings and Brooklyn Acquisition as Holding Companies.	55
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.		55
6.01	Investment Intent.	55
6.02	Accredited Investor Status.	56
6.03	Information.	56
6.04	No Governmental Review.	56
6.05	Authorization, Enforcement.	56
ARTICLE 7. INDEMNIFICATION		56
7.01	Indemnification	56
7.02	Procedure; Notification	57
7.03	Survival	58
ARTICLE 8. AFFIRMATIVE COVENANTS		58
8.01	Financial Statements and Other Information	58
8.02	Preservation of Existence	63
8.03	Payment of Obligations	64
8.04	Compliance with Laws	64
8.05	Violations	66

8.06	Board Observer	66
8.07	Inspection	66
8.08	Payment of the Notes	66
8.09	Insurance	66
8.1	Books and Records	67
8.11	Use of Proceeds	67
8.12	Standards of Financial Statements	67
8.13	[Reserved].	68
8.14	Collateral Access Agreements	68
8.15	Control Agreements; Cash Management Systems	68
8.16	Additional Rolling Stock	68
ARTICLE 9. NEGATIVE COVENANTS		68
9.01	Fundamental Changes; Consolidations, Mergers and Acquisitions	68
9.02	Creation of Liens	69
9.03	Guarantees	69
9.04	Investments	69
9.05	Loans	70
9.06	Restricted Payments	70
9.07	Indebtedness	70
9.08	Nature of Business	71
9.09	Transactions with Affiliates	71
9.1	Holdings and Brooklyn Acquisition.	71
9.11	Subsidiaries; Partnerships; Joint Ventures	72
9.12	Fiscal Year and Accounting Changes	72
9.13	Amendment of Organizational Documents	72
9.14	Limitation on Modifications of Indebtedness; Modifications of Certain Other Agreements; Etc.	72
9.15	Financial Covenants	72
9.16	Compliance with ERISA	74
9.17	Prepayment of Indebtedness	74
9.18	Anti-Terrorism Laws	75
9.19	Trading with the Enemy Act	75
9.2	Additional Negative Pledges	75
9.21	Sale and Leaseback	75
ARTICLE 10. PRINCIPAL PAYMENTS		75
10.01	Optional Prepayments	75
10.02	Mandatory Prepayments	76
10.03	Scheduled Payments	79
10.04	Application of Payments	79
10.05	Right to Decline Prepayments	79
ARTICLE 11. EVENTS OF DEFAULT; REMEDIES		79
11.01	Events of Default	79
11.02	Acceleration and Remedies	81
11.03	Application of Proceeds	82

ARTICLE 12. MISCELLANEOUS		83
12.01	Survival of Representations and Warranties	83
12.02	Notices	83
12.03	Successors and Assigns	84
12.04	Amendment and Waiver	85
12.05	Signatures; Counterparts	85
12.06	Headings	85
12.07	GOVERNING LAW	85
12.08	JURISDICTION; JURY TRIAL WAIVER	85
12.09	Severability	86
12.1	Rules of Construction	86
12.11	Entire Agreement	87
12.12	Certain Expenses	87
12.13	Publicity	87
12.14	Further Assurances	87
12.15	Joint and Several Liability of Issuers	88
12.16	Obligations of the Purchasers	90
12.17	No Strict Construction	90
12.18	Transfer of the Notes	90
ARTICLE 13. GUARANTEE		91
13.01	The Guarantee	91
13.02	Obligations Unconditional	92
13.03	Waiver of Defenses	93
13.04	Reinstatement	94
13.05	Subrogation	94
13.06	Remedies	94
13.07	Continuing Guarantee	94
13.08	General Limitation on Guarantors’ Obligations	94
13.01	New Subsidiaries	95
ARTICLE 14. REGARDING AGENT		95
14.01	Appointment	95
14.02	Nature of Duties	95
14.03	Lack of Reliance on Agent and Resignation	96
14.04	Certain Rights of Agent	97
14.05	Reliance	97
14.06	Notice of Default	97
14.07	Indemnification	97
14.08	Agent in its Individual Capacity	98
14.09	Delivery of Documents or Other Information	98
14.1	Note Parties’ Undertaking to Agent	98
14.11	No Reliance on Agent’s Customer Identification Program	98
14.12	Other Agreements	98
ARTICLE 15. TAXES, YIELD PROTECTION AND ILLEGALITY		99
15.01	Taxes.	99
15.02	Certificates of Purchasers	103

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A    Form of Note A
Exhibit B    Form of Note B
Exhibit B-1    Form of Delayed Draw Note C
Exhibit C    Compliance Certificate
Exhibit D    Form of Pledge Agreement
Exhibit E    Subordination Agreement
Exhibit F    Form of Intercreditor Agreement
Exhibit G    Form of SBA Side Letter
Exhibit H    Form of Collateral Access Agreement
Exhibit I    Form of Copyright Security Agreement
Exhibit J    Form of Patent Security Agreement
Exhibit K    Form of Trademark Security Agreement
Exhibits L-1 – L-4    Forms of U.S. Tax Compliance Certificates

Schedules
Schedule 2.01 – Purchaser Schedule – Notes
Schedule 3.01(h) – Discharged Indebtedness
Schedule 4.04 – Collateral Exceptions
Schedule 4.09 – Other Financing Statements
Schedule 5.01 – Jurisdiction of Organization and Qualifications
Schedule 5.05 – Litigation
Schedule 5.08(a) – Owned Real Property
Schedule 5.08(b) – Leased Real Property
Schedule 5.09 – Use of Real Property
Schedule 5.10 – Taxes
Schedule 5.11(b) – Projections
Schedule 5.14 – Absence of Changes
Schedule 5.17 – Subsidiaries
Schedule 5.18 – Capitalization
Schedule 5.20 – Brokers’ or Finders’ Fees
Schedule 5.21 – Labor Relations
Schedule 5.22 – Employee Benefit Plans
Schedule 5.23 – Intellectual Property
Schedule 5.24 – Conflicts of Interest
Schedule 5.26 – Indebtedness
Schedule 5.28 – Insurance
Schedule 5.31 – Location of Assets
Schedule 5.32 – Change of Control Payments
Schedule 5.38 – Rolling Stock
Schedule 9.02 – Permitted Liens
Schedule 9.04 – Investments
Schedule 9.07 – Indebtedness

NOTE AND WARANT PURCHASE AGREEMENT AND SECURITY AGREEMENT

NOTE AND WARRANT PURCHASE AGREEMENT AND SECURITY AGREEMENT, dated as of August 6, 2015, by and among MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”), the Guarantors, the purchasers from time to time party hereto (each a “Purchaser”, and collectively, the “Purchasers”) and PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP, a Delaware limited partnership (“Fund III”) as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Issuers wish to sell to the Purchasers, and the Purchasers wish to purchase from the Issuers, term notes in the aggregate principal amount of up to $13,670,000 bearing interest at 14.00% per annum, upon the terms and conditions set forth herein; and

WHEREAS, the Note Parties desire to secure all of their Obligations under the Transaction Documents by granting to the Agent, for the benefit of the Purchasers, a first priority lien on substantially all of their assets;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

1.01 Definitions.As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accountants” shall have the meaning assigned to that term in Section 8.01(a).

“Adjusted EBITDA” shall mean for any Person, for any period, the sum of the following (all as determined in accordance with GAAP): (a) Net Income for such period, plus (b) depreciation and amortization for such period, plus (c) interest expense for such period, plus (d) federal, state and local income taxes paid in cash and deferred taxes for GAAP during such period, plus (e) the sum of (i) the Closing Date Transaction Fee paid pursuant to Section 2.03(a) hereof during such period and (ii) all legal fees and expenses incurred and paid in connection transactions contemplated by this Agreement and the other Transaction Documents.

“Affiliate” shall mean, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, such Person, (b) directly or indirectly owning or holding five percent (5%) or more of any Equity Interests in such Person, or (c) five percent (5%) or more of whose voting stock or other Equity Interests is directly or indirectly owned or held by such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “own” and “ownership” means legal or beneficial ownership.  For the avoidance of doubt, the relationship between Agent and the Purchasers, on one hand, and the Note Parties, on the other hand, shall be that of creditors and debtors, and neither the Agent nor any Purchaser shall be deemed to be an Affiliate of any Note Party solely by virtue of the transactions contemplated by the Transaction Documents.

“Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Agreement” shall mean this Note and Warrant Purchase Agreement and Security Agreement, including the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all international, foreign, federal, provincial, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Authorized Officer” shall mean any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller of a Note Party (or any other officer authorized by a Note Party to perform all or any portion of the same or similar functions of any of such enumerated officers, as applicable).

“Bank Secrecy Act” shall mean 31 U.S.C. Sections 5311-5330, as the same has been, or shall hereafter be, extended, amended or replaced.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” shall mean the board of directors of any corporation, board of managers of any limited liability company or similar governing body of any other Person.

“Blocked Person” shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person who is affiliated or associated with a person or entity listed above.

“Brooklyn Acquisition” shall mean Brooklyn Cheesecake & Dessert Acquisition Corp., a New York corporation.

“Business” shall mean the business of providing non-hazardous solid waste management services.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including software) or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on the balance sheet of such Person.

“Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within ninety (90) days from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than ninety (90) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Note Parties’ and their respective Subsidiaries’ deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Note Parties’ and their respective Subsidiaries’ deposits at such institution.  Notwithstanding the foregoing, unless otherwise consented to in writing by Agent, Cash Equivalents will not include and each Note Party will be prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including any corporate or municipal bond with a long-term nominal maturity for which the interest rate is reset through a Dutch auction and more commonly referred to as an auction rate security.

“Cash Interest” shall have the meaning assigned to that term in Section 2.06(a).

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean (a) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding (i) any employee benefit plan of Holdings or any of its Subsidiaries, (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) Jeffrey S. Cosman) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than forty percent (40%) of the economic and voting rights associated with all of the outstanding Equity Interests of Holdings, measured by voting power rather than number of shares, (b) any event, transaction or occurrence, or any series of events, transactions or occurrences, as a result of which during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of any Note Party (together with any new members of the Board of Directors whose election by the Board of Directors of any Note Party or whose nomination for election by the holders of Equity Interests in such Note Party was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, (c) any event, transaction or occurrence, or any series of events, transactions or occurrences, as a result of which Holdings or Issuer fails to own one hundred percent (100%) of the Equity Interests (on a fully diluted basis) of any of its Subsidiaries, (d) any event, transaction or occurrence, or any series of events, transactions or occurrences, as a result of which Jeffrey S. Cosman owns less than fifty percent (50%) of the Equity Interests (on a fully diluted basis) of Holdings, or (e) any event, transaction or occurrence, or any series of events, transactions or occurrences, as a result of which Jeffrey S. Cosman fails to exercise full control over the Board of Directors of Holdings.

“CIP Regulations” shall have the meaning assigned to that term in Section 14.11.

“Closing Date” shall mean August 6, 2015.

“Closing Date Transaction Fee” shall mean an aggregate amount equal to $216,900.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean and include all personal property and fixtures, whether now owned or hereafter created or acquired, and wherever located, and consisting of (capitalized terms used in this definition but not otherwise defined in this Agreement shall have the meaning set forth in the UCC):

(a)           all Accounts;

(b)           all Equipment;

(c)           all General Intangibles (including all Intellectual Property);

(d)           all Inventory;

(e)           all Investment Property;

(f)           all Deposit Accounts;

(g)           all Instruments;

(h)           all Chattel Paper and Electronic Chattel Paper;

(i)           all Letter of Credit Rights;

(j)           all Documents;

(k)           all Commercial Tort Claims;

(l)           all Goods;

(m)           all Fixtures;

(n)           all Securities Accounts;

(o)           all Software;

(p)           all Rolling Stock;

(q)           all Vehicles;

(r)           all right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Accounts; (ii) all rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all other rights and interests, including warranty claims, relating to any goods; (iv) if and when obtained, all guarantees from third parties and all real and personal property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Accounts; and (v) all documents, instruments, and agreements supporting the foregoing or delivered in connection therewith;

(s)           all money, cash, Cash Equivalents, or other assets that now or hereafter come into the possession, custody or control (within the meaning of the UCC) of the Agent or any Purchaser;

(t)           all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned or in which it has an interest), computer programs, tapes, disks and documents relating to any other property constituting part of the Collateral; and

(u)           all substitutions, replacements, proceeds and products of the foregoing in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding the foregoing, none of the following items will be included within the Collateral: (a) assets if the granting of a security interest in such asset would: (I) be prohibited by Applicable Laws (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), or (II) be prohibited by contract (except to the extent such prohibition is overridden by UCC Section 9-408), (b) any property and assets, the pledge of which would require governmental consent, approval, license or authorization, unless and until such consent, approval, license or authorization shall have been obtained or waived, (c) assets in circumstances where the Purchasers and the Issuers agree in writing that the cost, burden or consequence (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby and (d) in excess of sixty-five percent (65%) of the voting equity interests in any CFC.

“Collateral Access Agreement” shall mean an agreement in the form of Exhibit H attached hereto, or otherwise satisfactory to Agent, which is executed in favor of Agent, on behalf of Purchasers, by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person waives any Lien that such Person may have with respect to any of the Collateral and authorizes Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Commission” shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Compliance Certificate” shall have the meaning assigned to that term in Section 8.01(d).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on each Note Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or any of the Transaction Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated Basis” shall mean, with respect to the financial statements or other financial information of the Note Parties, the accounts and other items of the Note Parties on a consolidated basis in accordance with GAAP applied on a basis consistent with prior practices.

“Consolidating Basis” shall mean, with respect to the financial statements or other financial information of the Note Parties, the accounts and other items of each of the Note Parties on a consolidating basis in accordance with GAAP applied on a basis consistent with prior practices.

“Contingent Obligation” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Control Agreement” shall mean a deposit account, securities account or commodities account control agreement by and among the applicable Note Party, Agent and the depository, securities intermediary or commodities intermediary, each in form and substance satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC, as applicable, on a “springing” dominion basis upon the occurrence and during the continuance of an Event of Default.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which are, together with any Note Party or Subsidiary, treated as a single employer under Section 414 of the Code.

“Copyright Security Agreement” shall mean each Copyright Security Agreement executed and delivered by the Note Parties, or any of them, and the Agent, for the benefit of the Purchasers, in substantially the form of Exhibit I.

“Copyrights” shall mean any and all rights in any works of authorship, including (A) copyrights and moral rights, (B) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.23, (C) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof and (E) all of each grantor’s rights corresponding thereto throughout the world.

“Cost of Money” shall have the meaning defined in and be calculated as provided in the SBA Regulations.

 “Customer” shall mean and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Person, pursuant to which such Person is to deliver any personal property or perform any services.

“Default” shall mean a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate (Note A)” shall have the meaning assigned to that term in Section 2.06(c)(i).

“Default Rate (Note B and Delayed Draw Note C)” shall have the meaning assigned to that term in Section 2.06(c)(ii).

 “Delayed Draw Note C” shall have the meaning assigned to that term in Section 2.01(c) and shall be substantially in the form of Exhibit B-1 hereto.

“Delayed Draw Funding Date” shall mean the date in which each of the conditions set forth in Section 3.02 have been satisfied and the funding of the Delayed Draw Note C by the applicable Purchasers  pursuant to the terms hereof.

“Delayed Draw Note C Request” shall mean a notice by Issuers to Agent in a form reasonably satisfactory to Agent and specifying the amount of the Delayed Draw Note C requested and the requested date of funding.

“Delayed Draw Note C Termination Date” shall mean August 19, 2015 or such later date as consented to in writing by the Required Purchasers.

“Delayed Draw Transaction Fee” shall mean an aggregate amount equal to $56,500.

 “Disqualified Stock” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the prior payment in full, in cash, of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock or Stock Equivalents referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Eligible Assignee” shall mean with respect to any Purchaser (a) the parent company of such Purchaser and/or any Affiliate of such Purchaser, (b) any fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, (c) any Person (whether a corporation, partnership, trust or otherwise, but excluding only a natural person) that is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans and/or similar extensions of credit in the ordinary course of its business, and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act); provided that (i) the Note Parties or any Affiliate of the Note Parties (other than the Purchasers),  and (ii) any holders of the Equity Interests of the Note Parties (other than the Purchasers), shall not be an Eligible Assignee.

“Enterprise Bank Revolving Indebtedness” shall mean any Indebtedness of the Note Parties owing to Enterprise Bank & Trust under that certain Promissory Note dated September 12, 2014 in the maximum principal amount of $1,300,000.00, delivered to Enterprise Bank & Trust by Key Equipment & Supply Co, as such agreement may be amended, supplemented, or otherwise modified, renewed or replaced from time to time in accordance with the terms thereof.

“Environmental Laws” shall mean all present and future Applicable Laws, Requirements of Law, or Consents, relating to the pollution or protection of human health and safety or the environment, including the Occupational Safety and Health Act and all Applicable Laws, Requirements of Law, or Consents, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the presence, generation, discharge, release, removal, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Environmental Liabilities” shall mean all liabilities, obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred under or involving violations of Environmental Laws,  related to or arising from any Remedial Action or the disposal, production, storage, handling, treatment, release or transport of Hazardous Materials, or arising from a claim, demand, complaint, summons, citation, notice, directive, order, litigation, investigation, judicial or administrative proceeding, judgment under or related to Environmental Law, or otherwise related to or arising under Environmental Law.

“Environmental Permits” shall have the meaning assigned to such term in Section 5.15(b).

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

“Equity Investment Documents” shall mean the Warrant.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Note Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” shall have the meaning assigned to such term in Section 11.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to the Agent or a Purchaser or required to be withheld or deducted from a payment to the Agent or a Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Agent or such Purchaser being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 15.01 amounts with respect to such Taxes were payable either to such Purchaser's assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to the Agent’s or such Purchaser’s failure to comply with Section 15.01(g)  and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be renewed, extended, amended or replaced.

 “Extraordinary Receipts” shall mean any cash payments received by or payable on behalf of any Note Party or its Subsidiaries not in the ordinary course of business consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) (i) insurance proceeds received in connection with any Rolling Stock casualty or condemnation event or (ii) indemnity payments (other than to the extent such indemnity payments are (x) payable to a Person that is not a shareholder of the Issuer, a Note Party, an Affiliate of a Note Party or any Subsidiary of a Note Party or (y) received by a Note Party or any Subsidiary as reimbursement for any payment previously made to such Person), (c) tax refunds, (d) pension plan reversions or (e) proceeds of any key-man life insurance policy.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Charge Coverage Ratio” shall mean for any period, as determined in accordance with GAAP, the ratio of (a) the amount equal to (i) Adjusted EBITDA for such period, less (ii) the sum of (A) dividends, distributions and all other Restricted Payments paid in cash during such period, (B) federal, state and local income taxes paid in cash during such period, and (C) unfinanced maintenance Capital Expenditures made during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean as to any Person, for any period, as determined in accordance with GAAP, the sum of (a) all regularly scheduled principal payments in respect of long-term Indebtedness during such period, plus (b) cash interest expense for such period, plus (c) principal and interest payments in respect of Capitalized Lease Obligations related to vehicles and equipment during such period, net of proceeds received from the sale or retirement of vehicles and other equipment during such period.

“Foreign Purchaser” shall mean (a) if the Issuers are U.S. Persons, a Purchaser that is not a U.S. Person, and (b) if the Issuers are not U.S. Persons, a Purchaser that is resident or organized under the laws of a jurisdiction other than that in which the Issuers are resident for tax purposes.

“Fund III” shall have the meaning provided in the preamble hereto.

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied.

“Georgia Waste” shall have the meaning provided in the preamble hereto.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Great Southern Deeds of Trust” shall have the meaning assigned to that term in Section 9.07(f).

“Great Southern Kansas Deed of Trust” shall have the meaning assigned to that term in Section 9.07(f).

“Great Southern Missouri Deed of Trust” shall have the meaning assigned to that term in Section 9.07(f).

“Guarantor” shall mean any Person who guarantees payment or performance of the whole or any part of the obligations of the Issuers under the Notes and this Agreement, and “Guarantors” shall mean collectively all such Persons.

“Guarantors’ Obligations” shall have the meaning assigned to that term in Section 13.01.

“Guaranty” shall mean any guaranty of the obligations of the Issuers executed by a Guarantor in favor of Agent or Purchasers.

 “Hazardous Materials” shall mean any chemical, substance, material pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including:  (i) any Hazardous Substance; (ii) any Hazardous Waste; and (iii) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical, materials, wastes or any other substances, including any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health or safety of any person or impair the use or value of any portion of the Real Property of the Note Parties or their respective Subsidiaries.

“Hazardous Substance” shall mean friable or damaged asbestos, asbestos containing material, polychlorinated biphenyls (PCBs), solvents, waste oil, flammable explosives, radon, radioactive materials, urea formaldehyde foam insulation, petroleum and petroleum products, methane, hazardous materials, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement, and shall include each Person which becomes a successor of Holdings.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services including earnouts and seller notes, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Hedges, Other Hedging Agreements or under any similar type of agreement and (viii) Disqualified Stock.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred Taxes and other credits incurred by any Person in the Ordinary Course of Business.

“Indemnified Party” shall have the meaning assigned to that term in Section 7.01.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” shall mean any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Delayed Draw Funding Date among Agent and Enterprise Bank & Trust in form of Exhibit F, as such agreement may be amended, supplemented, or otherwise modified, renewed or replaced from time to time in accordance with the terms thereof.

“Interest” shall have the meaning assigned to that term in Section 2.06.

“Interest Payment Date” shall have the meaning assigned to that term in Section 2.06(a).

“Interest Rate” shall have the meaning assigned to that term in Section 2.06.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap or similar agreements entered into by any Note Party solely to provide protection to, or minimize the impact upon, the Note Parties of increasing floating rates of interest applicable to Indebtedness permitted by this Agreement and not for speculative purposes.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuer” and “Issuers” shall have the meanings set forth in the first paragraph of this Agreement, and shall include, jointly and severally, each Person which becomes a successor or permitted assign of any Issuer.

“Judgment” shall mean any order, decision, decree, award or injunction of any Governmental Authority.

“Key Equipment Acquisition” shall mean the acquisition contemplated by the Key Equipment Acquisition Agreement.

“Key Equipment Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of the Delayed Draw Funding Date, by and among Holdings, The Steven F. Hyink Revocable Trust, dated July 20, 2006, as amended, Steven F. Hyink Trustee, and Steven F. Hyink, an individual resident of the State of Missouri, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Key Equipment Acquisition Documents” shall mean the Key Equipment Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Key Equipment Collateral Assignment Agreement” shall mean that certain Collateral Assignment of Rights Agreement with respect to Holdings’ rights in the Key Equipment Acquisition Agreement dated as of the Delayed Draw Funding Date entered into by and among the Note Parties and Agent for the benefit the Purchasers, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Liabilities” shall have the meaning assigned to that term in Section 7.01.

“License” or “Licenses” shall mean any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Lien Priority Agreement” shall have the meaning assigned to that term in Section 3.03(f).

“Liquidity Event” shall have the meaning assigned to that term in Section 10.02(a).

“Litigation” shall mean any action, proceeding, litigation, investigation, arbitration, mediation or claim.

“Loan Year” shall mean each period of twelve consecutive months beginning on the Closing Date and each anniversary thereof.

 “Margin Stock” shall have the meaning assigned to that term in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of Holdings or its Subsidiaries, considered as a whole, (b) Note Parties’ ability, considered as a whole, to pay any of the Obligations in accordance with the terms of this Agreement, (c) the Collateral, or the Liens of the Agent and the Purchasers on the Collateral or the priority of such Liens, or (d) Agent’s and Purchasers’ rights and remedies under this Agreement and the other Transaction Documents.

“Maturity Date” shall mean August 6, 2020.

“Maximum Accrual” shall have the meaning assigned to that term in Section 2.06(e) hereof.

“Meridian Land” shall have the meaning provided in the preamble hereto.

“Missouri Waste” shall have the meaning provided in the preamble hereto.

“Modification” shall mean, with respect to any agreement, instrument or other document, any amendment, supplement or modification of or to any provision of such document, any waiver of any provision of such document, and any consent to any departure by any party from the terms of any provision of such document.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Income” shall mean for any Person, for any period, the aggregate income (or loss) equal to net revenues and other proper income, less the aggregate of any and all items that are treated as expenses under GAAP, and less federal, state and local income taxes, but excluding any extraordinary gains or losses or any gains or losses from the sale or disposition of assets other than in the ordinary course of business, all computed and calculated in accordance with GAAP.

“New Subsidiary” shall have the meaning assigned to that term in Section 13.01.

 “Note A” shall have the meaning assigned to that term in Section 2.01(a) and shall be substantially in the form of Exhibit A hereto.

“Note B” shall have the meaning assigned to that term in Section 2.01(b) and shall be substantially in the form of Exhibit B hereto.

 “Note Party” shall mean each of Holdings, the Issuer, the Guarantors and the respective successors and assigns of each of the foregoing Persons, and “Note Parties” shall mean collectively all such Persons.

“Note Register” shall have the meaning assigned to that term in Section 12.18(b).

“Notes” shall have the meaning assigned to that term in Section 2.01(c).

 “Obligations” shall mean and include any and all loans (including the loans evidenced by the Notes), advances, debts, liabilities, obligations, covenants and duties owing pursuant to this Agreement or pursuant to any Transaction Document by Issuers to Purchasers or their assigns, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Issuers whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) arising under this Agreement and the other Transaction Documents, absolute or contingent, joint or several, due or to become due, contractual or tortious, liquidated or unliquidated, now existing or hereafter arising, including without limitation under any amendments, extensions, renewals or increases and all costs and expenses of Purchasers incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to attorneys’ fees and expenses owing under this Agreement and the other Transaction Documents, and all obligations of Issuers to Purchasers and Agent to perform acts or refrain from taking any action.

 “Ordinary Course of Business” shall mean the ordinary course of the Note Parties’ business as conducted on the Closing Date.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency or commodity values and not for speculative purposes.

“Other Connection Taxes” shall mean, with respect to the Agent or a Purchaser, Taxes imposed as a result of a present or former connection between the Agent or such Purchaser and the jurisdiction imposing such Tax (other than connections arising from the Agent or such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Note or Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

 “Patent Security Agreement” shall mean each Patent Security Agreement executed and delivered by the Note Parties, or any of them, and the Agent, for the benefit of the Purchasers, in substantially the form of Exhibit J.

“Patents” shall mean patents and patent applications, including (A) the patents and patent applications listed on Schedule 5.23, (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof and (E) all of each grantor’s rights corresponding thereto throughout the world.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA, or any successor agency or other Governmental Authority succeeding to the functions thereof.

“Perfection Certificate” shall mean the perfection certificates dated as of the Closing Date and Delayed Draw Funding Date, as applicable, and the responses thereto provided by the Note Parties and delivered to Agent.

“Permitted Liens” shall mean (a) Liens in favor of Agent, for its benefit and the ratable benefit of the Purchasers, (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business and, with respect to the rendition, entry or issuance against any Note Party or any of its Subsidiaries, or any property of any such Person, of any judgment, writ, order or decree described in clause (e) of this definition, that such judgment, writ, order or decree is being Properly Contested; (e) Liens arising by virtue of the rendition, entry or issuance against any Note Party or any of its Subsidiaries, or any property of any such Person, of any judgment, writ, order or decree, provided that such Liens are in existence for less than twenty (20) consecutive days after it first arises or are being Properly Contested; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon equipment or Real Property hereafter acquired or leased to secure a portion of the purchase price or lease thereof, provided that any such lien shall not encumber any other property of the Note Parties; (h) Liens disclosed on Schedule 9.02; (i) non-exclusive licenses of intellectual property, and leases or subleases of equipment or Real Property, in each case granted to third Persons in the Ordinary Course of Business and which do not interfere in any material respect with the operations of the business of the Note Parties; (j) Liens securing Indebtedness under the Great Southern Deeds of Trust, subject to the Lien Priority Agreement; and (k) Liens on the Collateral to secure the Enterprise Bank Revolving Indebtedness, subject to the Intercreditor Agreement.

 “Permitted Refinancing” shall mean, that in connection with the extension, renewal or refinancing of any Indebtedness: (i) the aggregate principal amount of such Indebtedness is not increased (other than by an amount not in excess of reasonable expenses incurred by any Note Party in connection with such extension, renewal or refinancing), (ii) the scheduled maturity date of such Indebtedness is not shortened, (iii) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the documentation of such Indebtedness as in effect on the date hereof, or, if such Indebtedness does not exist on the date hereof, on the date that such Indebtedness is entered into.

 “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PIK Interest” shall have the meaning assigned to that term in Section 2.06.

“PIK Interest Rate” shall have the meaning assigned to that term in Section 2.06(b).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained for employees of the Note Parties prior to the Closing Date, or any member of the Controlled Group or any such Plan to which any Note Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, by and among Jeffrey S. Cosman, each Subsidiary of Holdings from time to time party thereto, and the Agent, substantially in the form of Exhibit D hereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

 “Praesidian Deeds of Trust” shall have the meaning assigned to that term in Section 3.03(h).

 “Praesidian Kansas Deed of Trust” shall have the meaning assigned to that term in Section 3.03(h).

“Praesidian Missouri Assignment of Rents” shall have the meaning assigned to that term in Section 3.03(h).

“Praesidian Missouri Deed of Trust” shall have the meaning assigned to that term in Section 3.03(h).

“Prepayment Premium” shall mean, with respect to any prepayment of the Note B or Delayed Draw Note C under Section 10.01(a), 10.02(a), 10.02(b), 10.02(c), 10.02(d) or 10.02(e), or any prepayment of the Note A under Section 10.01(a), in each case, a premium in the amount set forth in the table below for the Loan Year specified therein with respect to the principal amount of the Note A, Note B or Delayed Draw Note C so prepaid.

Loan Year	Prepayment Premium
1	3.0%
2	2.0%
3	1.0%
Thereafter	0.0%

“Pro Forma Balance Sheet” shall have the meaning assigned to that term in Section 5.11(a).

“Pro Forma Financial Statements” shall have the meaning assigned to that term in Section 5.11(b).

“Projections” shall have the meaning assigned to that term in Section 5.11(b).

“Properly Contested” shall mean contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Note Parties and their Subsidiaries; provided, that no such Lien shall have any effect on the priority of the Liens in favor of Agent for its benefit and for the ratable benefit of Purchasers or the value of the assets on which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Indebtedness under the Notes) of any Note Party for the payment of all or any part of the purchase price of any equipment, (ii) any Indebtedness (other than the Indebtedness under the Notes) of any Note Party incurred at the time of or within thirty (30) days prior to or ninety (90) days after the acquisition of any equipment for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capital lease or otherwise), and (iii) any Permitted Refinancing thereof.

“Purchaser” and “Purchasers” shall have the meanings set forth in the first paragraph of this Agreement, and shall include each Person which becomes a transferee, successor or assign of any Purchaser.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all right, title and interest of any Note Party or any Subsidiary of any Note Party in and to owned and leased premises as of the Closing Date or at any time thereafter, and any other owned or leased premises used in connection with the business of the Note Parties and their respective Subsidiaries as of the Closing Date or at any time thereafter.

“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Purchasers” shall mean, at any time, Purchasers holding greater than fifty percent (50%) of the outstanding principal amount of the Notes.

“Requirement of Law” or “Requirements of Law” shall mean any requirement, direction, policy or procedure of any Applicable Law or License, Judgment, or Consent.

“Restricted Payment” shall mean: (a) any dividend or other distribution, direct or indirect (whether in cash or property), on account of any Equity Interests of any Note Party or any of its Subsidiaries, now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class or dividends paid or payable to any Note Party; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Note Party or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing (or setting aside any funds for any of the foregoing purposes); (c) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Notes and this Agreement, other than, as expressly permitted under the terms of the applicable subordination agreement to which Agent and/or Purchasers are a party; (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of any Note Party or any of its Subsidiaries now or hereafter outstanding; (e) any director fee paid to any member of the Board of Directors of any Note Party who is also an employee of any Note Party; (f) any payment by any Note Party of any management, consulting or similar fees to any Affiliate of any Note Party, whether pursuant to a management agreement or otherwise; or (g) the payment of any salary to Jeffrey S. Cosman.

“Rolling Stock” shall mean all trucks, trailers, tractors, service vehicles, vans, pick-up trucks, forklifts and other vehicles, wherever located, which are owned by, and used in the ordinary course of business of, the Issuer, but excluding any such property which is leased to the Issuer.

 “SBA” shall mean the United States Small Business Administration or any successor thereto.

“SBA Regulations” shall mean the Small Business Investment Act of 1958, as amended, and the Regulations of SBA thereunder.

“SBA Side Letter” shall mean that certain Small Business Side Letter, dated as of the date hereof, by and between the Issuers and Fund III, substantially in the form of Exhibit G hereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“SBIC” shall mean a small business investment company that is licensed by the SBA.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Solvent” shall mean, with respect to the Note Parties and their Subsidiaries considered as a whole, that (i) the assets and the property of the Note Parties and their Subsidiaries, exceed the aggregate liabilities (including contingent and unliquidated liabilities) of the Note Parties and their Subsidiaries, (ii) after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Note Parties and their Subsidiaries, considered as a whole, will not be left with unreasonably small capital, and (iii) after giving effect to the transactions contemplated by this Agreement, the Note Parties and their Subsidiaries are able to both service and pay their liabilities as they mature.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Stock” shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of a Person (the “parent”), shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly by such parent.  For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, all references herein to a “Subsidiary” or to

“Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Note Party.

“Subordinated Seller Note” shall mean individually and collectively, as the context requires, (a) the Promissory Note dated March 13, 2014, issued by Holdings in the principal amount of $50,000.00, payable to the order of Sandy Cosman, (b) the Promissory Note dated April 30, 2014, issued by Holdings in the principal amount of $491,666.67, payable to the order of Charles Barcom, (c) the Promissory Note dated April 30, 2014 in the principal amount of $491,666.67, payable to the order of Joseph D. Reich and (d) the Promissory Note dated April 30, 2014 in the principal amount of $491,666.67, payable to the order of Edward Kniep, IV, each as in effect on the Closing Date or as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Subordination Agreement.

“Subordinated Creditor” shall mean individually and collectively, as the context requires, Sandy Cosman, Charles Barcom, Joseph D. Reich and Edward Kniep, IV.

“Subordinated Seller Indebtedness” shall mean the Indebtedness evidenced by the Subordinated Seller Note, in an amount not to exceed $1,525,000 and subject at all times to the Subordination Agreement.

“Subordination Agreement” shall mean that certain Subordination Agreement dated as of the Closing Date by and among Holdings, Subordinated Creditor and the Agent, substantially in the form of Exhibit E hereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Note Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Note Party or any member of the Controlled Group from a Multiemployer Plan.

“Testing Date” shall have the meaning assigned to that term in Section 2.06(e) hereof.

“Total Funded Debt to EBITDA Ratio” shall mean for any period, as determined in accordance with GAAP, the ratio of: (a) the sum of all Indebtedness of the Note Parties for borrowed money (including without limitation all Indebtedness of the Note Parties to Purchasers hereunder, the Indebtedness secured by the Great Southern Deeds of Trust, the Enterprise Bank Revolving Indebtedness and the aggregate amount of Capitalized Lease Obligations of the Note Parties) but excluding the Subordinated Seller Indebtedness, to (b) Adjusted EBITDA.

“Trademark Security Agreement” shall mean each Trademark Security Agreement executed and delivered by the Note Parties, or any of them, and the Agent, for the benefit of the Purchasers, in substantially the form of Exhibit K.

“Trademarks” shall mean any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.23, (B) all renewals thereof, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (D) the right to sue for past, present and future infringements and dilutions thereof, (E) the goodwill of each grantor’s business symbolized by the foregoing or connected therewith and (F) all of each grantor’s rights corresponding thereto throughout the world.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31CFR, Subtitle B, Chapter V, as amended) and any enabling legislation, regulations or executive order relating thereto.

“Transaction Documents” shall mean collectively, this Agreement, the Notes, any Guaranty, the Pledge Agreement, the Control Agreements, the Collateral Access Agreements, the SBA Side Letter, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Equity Investment Documents, the Key Equipment Collateral Assignment Agreement, the Praesidian Deeds of Trust, the Lien Priority Agreement, the Intercreditor Agreement, the collateral assignment of key-man life insurance and all other writings heretofore, now or hereafter executed by Issuer or any Guarantor and/or delivered to Agent or any Purchaser in respect of the transactions contemplated by this Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

 “Transactions” shall have the meaning assigned to that term in Section 5.11(a) hereof.

“UCC” shall have the meaning assigned to that term in Section 1.04 hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Issuer” shall mean any Issuer that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 15.01(g).

“Warrant (Fund III)” shall mean that certain Warrant issued by Holdings to Praesidian Capital Opportunity Fund III, LP or its Affiliate.

“Warrant (Fund III-A)” shall mean that certain Warrant issued by Holdings to Praesidian Capital Opportunity Fund III-A, LP or its Affiliate.

“Warrants” shall mean, collectively, Warrant (Fund III) and Warrant (Fund III-A).

 “Wholly-Owned Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which 100% or more of the voting power of the voting equity securities or other Equity Interests is owned, directly or indirectly, by such Person.  Unless otherwise qualified, all references to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” in this Agreement shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Holdings.

1.02 Accounting Terms; Financial StatementsAll accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP, as consistently applied to the applicable Person.  Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Transaction Document, and any of the Issuers or the Agent shall so request, the Agent, the Purchasers and the Note Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Note Parties shall provide to the Purchasers financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.03 Knowledge of the Note Parties.  All references to the knowledge of any Note Party or to facts known by any Note Party shall mean actual knowledge of a senior officer of such Note Party or of a senior officer of any of such Note Party’s Subsidiaries, as the case may be, or knowledge which such Person could reasonably have acquired through the exercise of due inquiry.

1.04 UCC Terms All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “UCC”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “instruments”, “general intangibles”, “payment intangibles”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used shall have the meanings given to such terms in Articles 8 or 9 of the UCC.  To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.05 Certain Matters of Construction The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Transaction Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Purchasers.  Any Lien referred to in this Agreement or any of the other Transaction Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Transaction Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Transaction Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Purchasers.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

ARTICLE 2.

PURCHASE AND SALE OF THE NOTES

2.01 Purchase and Sale of the Notes and Warrant (a) (a) Note A and Warrant. Subject to the terms and conditions set forth in Section 3.01, (i) Issuers agree and authorize that they will issue and sell to each Purchaser, and each Purchaser agrees that on the Closing Date it will purchase from the Issuers term notes in an aggregate principal amount equal to $3,670,000 (collectively, the “Note A”), appropriately completed in conformity herewith, at the purchase price set forth opposite such Purchaser’s name on Schedule 2.01 hereto with respect to such Note and (ii) in connection with the purchase of Note A, (A) Holdings hereby authorizes the sale of and agrees to sell to Praesidian Capital Opportunity Fund III, LP on the Closing Date, and Praesidian Capital Opportunity Fund III, LP agrees to purchase from Holdings on the Closing Date, in reliance on the representations, warranties and covenants of the Note Parties and Praesidian Capital Opportunity Fund III, LP herein, upon the terms and conditions set forth herein, the Warrant (Fund III) and (B) Holdings hereby authorizes the sale of and agrees to sell to Praesidian Capital Opportunity Fund III-A, LP on the Closing Date, and Praesidian Capital Opportunity Fund III-A, LP agrees to purchase from Holdings on the Closing Date, in reliance on the representations, warranties and covenants of the Note Parties and Praesidian Capital Opportunity Fund III-A, LP herein, upon the terms and conditions set forth herein, the Warrant (Fund III-A). Holdings and the Purchasers agree that the aggregate fair market value of the Warrants shall be $168,572.28 for purposes of the investment unit allocation under Section 1273(c)(2) of the Code. Holdings and Purchasers agree to report in a manner consistent with this allocation.

(b) Note B. Subject to the terms and conditions set forth in Section 3.01, Issuers agree and authorize that it will issue and sell to each Purchaser, and each Purchaser agrees that on the Closing Date it will purchase from the Issuers term notes in an aggregate principal amount equal to $7,175,000 (collectively, the “Note B”), appropriately completed in conformity herewith, at the purchase price set forth opposite such Purchaser’s name on Schedule 2.01 hereto with respect to such Note.

(c) Delayed Draw Note C. Subject to the terms and conditions set forth in Section 3.02, Issuers agree and authorize that they will issue and sell to each Purchaser, and each Purchaser agrees that on or prior to the Delayed Draw Note C Termination Date it will purchase from the Issuers term notes in an aggregate principal amount equal to $2,825,000 (collectively, the “Delayed Draw Note C” and, together with Note A and Note B, each, individually, the “Note” and collectively,  the “Notes”), appropriately completed in conformity herewith, at the purchase price set forth opposite such Purchaser’s name on Schedule 2.01 hereto with respect to such Note.

(i) Delayed Draw Note C Request. To issue and sell a Delayed Draw Note C to each Purchaser, at least five (5) days prior to the requested Delayed Draw Funding Date (unless such requirement is waived by the Required Purchasers), Issuers shall complete, sign and deliver a Delayed Draw Note C Request to Agent. Agent shall promptly notify each Purchaser of such Delayed Draw Note C Request. Each Purchaser shall purchase directly from Issuers its pro rata percentage of the Delayed Draw Note C in accordance with Schedule 2.01 hereto, and in the manner requested by the Delayed Draw Note C Request, provided, that, each of the conditions precedent to such Delayed Draw Note C set forth in Section 3.02 is satisfied as of the requested Delayed Draw Funding Date.

2.02 Fees at Closing; Expenses On the Closing Date, the Issuers shall (a) pay to, or as directed by, the Purchasers the Closing Date Transaction Fee and (b) reimburse all of the Agent’s and the Purchasers’ reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel and consultants) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the other Transaction Documents and the Purchasers’ due diligence investigation and (ii) the transactions contemplated by this Agreement and the other Transaction Documents, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchasers or which shall be immediately offset by the Purchasers against the principal proceeds of the Notes.

2.03 Closing On the Closing Date, the Issuers shall deliver the Note A and Note B to the Purchasers against delivery by the Purchasers to the Issuers of the respective purchase prices therefor and the Warrant.  In each case, payment of such purchase price shall be by wire transfer of immediately available funds.

2.04 Financial Accounting Positions; Tax Reporting

.Each of the parties hereto agrees to take reporting and other positions with respect to the Notes which are consistent with the purchase price of the Notes set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or Commission rules (in which case the parties agree only to take positions inconsistent with the purchase price of the Notes set forth herein provided that the Purchasers have consented thereto, which consent shall not be unreasonably withheld).  If any position inconsistent with the purchase price of the Notes set forth herein is taken, the covenants shall be adjusted to the extent necessary to eliminate any impact caused by such inconsistent position.  Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Notes which are consistent with the purchase price of the Notes set forth herein for all other purposes, including for all federal, state and local tax purposes, except as otherwise required by Applicable Law.

2.05 Interest The Issuers shall pay interest (“Interest”) on the outstanding principal amount of the Notes at the rate of fourteen percent (14.0%) per annum (the “Interest Rate”) as set forth in clauses (a) and (b) below.  Interest on the Notes shall accrue from and including the date of issuance through and until repayment of the Notes and all other Obligations in full, and shall be computed on the basis of a 360-day year of twelve 30-day months.  Interest shall be paid as follows and all Interest accrued and unpaid through the Maturity Date shall be paid in full on the Maturity Date:

(a) Cash Interest.  The Issuers shall pay interest (“Cash Interest”) on the outstanding principal amount of the Notes at the rate of twelve and one-half percent (12.5%) per annum.  Cash Interest shall be paid monthly in arrears on the last day of each calendar month of each year or, if any such date shall not be a Business Day, on the immediately preceding Business Day to occur prior to such date (each date upon which Cash Interest shall be so payable, an “Interest Payment Date”), beginning on August 6, 2015 by wire transfer of immediately available funds to an account at a bank designated in writing by each Purchaser.

(b) PIK Interest.  In addition to the Cash Interest, the Issuers shall pay interest in kind (“PIK Interest”) on the outstanding principal amount of the Notes at a rate of one and one-half percent (1.5%) per annum (the “PIK Interest Rate”), by the automatic increase of the principal amount of the Notes on each Interest Payment Date by an amount equal to the accrued but unpaid PIK Interest on the principal amount of such Notes as of such Interest Payment Date.  Notwithstanding the foregoing, at the option of the Issuers and upon at least two (2) Business Days advance notice to Agent, PIK Interest payable under this Section 2.06(b) may be paid in cash on any one or more Interest Payment Dates in lieu of increasing the principal amount of the Notes.  For purposes of this Agreement, the term “PIK Interest” shall be deemed to include payments of interest in cash at the PIK Interest Rate with respect to such times, if any, that the Issuers shall choose such cash option.

(c) Default Interest.

(i) Note A. With respect to Note A, during the continuance of an Event of Default arising under Section 11.01(a), 11.01(b), or 11.01(c) (with respect to Section 8.01) the Issuers shall, at the direction of the Required Purchasers and the written notice thereof to the Issuer, which notice may be retroactive, pay interest on the outstanding Obligations owing by it hereunder at a rate per annum at all times equal to the Interest Rate plus two percent 2.0% (the “Default Rate (Note A)”) to the fullest extent permitted by Applicable Laws; provided that upon an Event of Default arising under Section 11.01(a), 11.01(b) or 11.01(c) (with respect to Section 8.01), such application of the Default Rate shall be automatic without any notice thereof.   Accrued and unpaid interest on such amounts shall be due and payable upon written demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Purchaser.

(ii) Note B and Delayed Draw Note C. With respect to Note B and Delayed Draw Note C, during the continuance of any Event of Default the Issuers shall, at the direction of the Required Purchasers and the written notice thereof to the Issuer, which notice may be retroactive, pay interest on the outstanding Obligations owing by it hereunder at a rate per annum at all times equal to the Interest Rate plus two percent 2.0%  (the “Default Rate (Note B and Delayed Draw Note C)”) to the fullest extent permitted by Applicable Laws; provided that upon an Event of Default arising under Section 11.01(a) or 11.01(b), such application of the Default Rate shall be automatic without any notice thereof.   Accrued and unpaid interest on such amounts shall be due and payable upon written demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Purchaser.

(d) No Usurious Interest. In the event that any interest rate(s) or premiums provided for in this Section 2.06 or otherwise in this Agreement, shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by Applicable Law.  Any payment by the Note Parties of any interest amount in excess of that permitted by Applicable Law shall be considered a mistake, with the excess being applied to the principal amount of the Notes without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Note Parties.

(e) AHYDO.  Notwithstanding anything to the contrary contained in Section 2.06, if (1) the loans evidenced by the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on such loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on such loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Issuers to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under such loans shall not be limited or deferred by reason of Section 163(i) of the Code.  For these purposes, the “Maximum Accrual” is an amount equal to the product of the issue price of such loans (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes.  Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on such loans is made.

(f) SBA Cost of Money Limitation.  The sum of (i) the Interest Rate paid by the Note Parties to the Purchasers and (ii) all other consideration paid by the Note Parties to the Purchasers pursuant to the Notes and any other provision of this Agreement that constitutes Cost of Money, shall not exceed, with respect to any Purchaser that is an SBIC, the ceiling for the Cost of Money that is applicable to the Notes pursuant to SBA Regulations.  Any payment to a Purchaser that is an SBIC of default interest pursuant to Section 2.06(c), payments pursuant to Section 15.01, any Prepayment Premium or other consideration pursuant to this Agreement that results in the Cost of Money for the Notes being in excess of the applicable ceiling for the Cost of Money for the Notes shall be considered an error and shall be returned to the Note Parties.

2.06 Tax Treatment  Each of the Issuers, Purchasers and Agent agree (i) that the Notes shall be treated as debt for U.S. federal income tax purposes, (ii) that the Notes are not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iii) that the Notes are issued with “original issue discount” for U.S. federal income tax purposes by reason of Sections 2.01(a) and 2.06(b) and (iv) to adhere to this Agreement for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith.  The inclusion of this Section 2.07 is not an admission by any Purchaser that it is subject to U.S. taxation.

ARTICLE 3.

CONDITIONS TO THE OBLIGATIONS OF THE

PURCHASERS TO PURCHASE THE NOTES

3.01 Conditions Precedent to Note A and Note B on the Closing Date The obligation of the Purchasers to purchase the Note A and Note B and to pay the purchase price therefor on the Closing Date and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Note Parties.

(a) Representations and Warranties.  The representations and warranties of the Note Parties contained in Article 5 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date, and the Agent shall have received on the Closing Date a certificate to the foregoing effect, dated the Closing Date, and executed by an Authorized Officer of each Note Party.

(b) Compliance with this Agreement.  The Note Parties shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Note Parties on or before the Closing Date, and the Agent shall have received on the Closing Date certificates to the foregoing effect, dated the Closing Date, and executed by an Authorized Officer of each Note Party.

(c) Secretary’s Certificates.  The Agent shall have received a certificate from each Note Party, dated the Closing Date and signed by the Secretary or an Assistant Secretary of such Note Party, certifying (a) that the attached copies of the Organizational Documents of such Note Party, (or other applicable organizational or constituent documents), and resolutions of the Board of Directors (or other applicable authority) of such Note Party approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each officer of such Note Party executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Note Party.

(d) Transaction Documents.  The Agent shall have received duly executed Transaction Documents and true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may reasonably request in connection with or relating to the transactions contemplated by this Agreement or any other Transaction Document, all in form and substance satisfactory to the Agent.

(e) Purchase of Notes Permitted by Applicable Laws.  The acquisition of and payment for the Notes to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Agent or any Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Agent or any Purchaser or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and the Agent and each Purchaser shall have received such certificates or other evidence as the Agent or such Purchaser may reasonably request to establish compliance with this condition.

(f) Opinions of Counsel.  The Agent shall have received opinions of outside counsel to the Note Parties, dated as of the Closing Date, relating to the transactions contemplated by or referred to herein, in form and substance acceptable to the Agent.

(g) Approval of Counsel to the Purchasers.  All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Note Parties and each of their respective Subsidiaries hereunder or in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and all other related matters, shall have been in form and substance acceptable to Proskauer Rose LLP, counsel to the Agent and the Purchasers, in its reasonable judgment (including the opinions of counsel referred to in Section 3.01(f) hereof).

(h) Consents and Approvals.  All Consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of each Note Party and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance (including the payment of interest on the Notes) by such Note Party, or enforcement against such Note Party of the Transaction Documents to which it is a party, shall have been obtained and be in full force and effect, and the Agent shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

(i) Lien Searches; Payment of Outstanding Indebtedness.  The Agent shall have received copies of all UCC financing statements and UCC, judgment and federal and state tax lien searches as Agent shall have reasonably requested of the Note Parties and such other Persons as Agent may request, and such termination statements, releases or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens, and Liens to be terminated on the Closing Date).  Without limiting the foregoing, all Indebtedness identified in Schedule 3.01(h), together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the issuance of the Notes and all commitments in respect of such Indebtedness shall have been permanently terminated, and all Liens securing payment of any such Indebtedness shall have been released, and the Purchasers shall have received all payoff and release letters, UCC Form UCC-3 termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens.

(j) No Material Judgment or Order.  There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchasers, would prohibit the purchase of the Notes hereunder or subject any Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

(k) Pro Forma Balance Sheet, Total Funded Debt to EBITDA Ratio and Fixed Charge Coverage Ratio.  The Note Parties shall have delivered to the Agent as of the Closing Date (i) the Pro Forma Financial Statements, certified by the chief financial officer of each Note Party that they fairly present the pro forma adjustments reflecting the consummation of the transactions contemplated by the Transaction Documents, including all fees and expenses in connection therewith and (ii) evidence demonstrating to the satisfaction of the Agent that as of the Closing Date, (y) the pro forma Total Funded Debt to EBITDA Ratio for the twelve-month period ended June 30, 2015 is not more than 3.90:1.00, and (z) the pro forma Fixed Charge Coverage Ratio for the twelve-month period ended June 30, 2015 is not less than 1.50:1.00.

(l) Good Standing Certificates.  Each Note Party shall have its delivered to the Agent as of the Closing Date, good standing certificates for itself and each of its Subsidiaries for each of their respective jurisdictions of incorporation and all other jurisdictions where they are qualified to do business.

(m) No Litigation.  No Litigation shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced or threatened:  (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which, if resolved adversely to any such Person, could reasonably be expected to have a Material Adverse Effect.

(n) Financial Statements; Projections.  The Agent shall have received and reviewed to its reasonable satisfaction copies of the Note Parties’ audited financial statements for the fiscal year ended December 31, 2013, and unaudited financial statements for each month and quarter period ending thereafter and at least thirty (30) days prior to the Closing Date.  In addition, Agent shall have received and reviewed to its reasonable satisfaction a set of financial projections, prepared on a month-by-month basis, for the Note Parties’ fiscal year ending December 31, 2015, and on a year-by-year basis for the following fiscal years ending December 31, 2016, 2017, 2018 and 2019 (such projections to be prepared by or under the direction of an Authorized Officer of the Note Parties).

(o) Flow of Funds.  The Agent shall have received a certificate executed by an Authorized Officer of the Issuers setting forth a flow of funds evidencing the accounts to which the loans evidenced by the Notes are to be funded and the amounts being funded into each account.

(p) Adverse Change.  Nothing shall have occurred since December 31, 2013, which the Purchasers shall determine has had, or could reasonably be expected to have, a Material Adverse Effect or otherwise impact the markets in which any Note Party or any of its Subsidiaries conducts its business.

(q) Insurance Certificates.  On the Closing Date, the Purchasers shall have received evidence of insurance complying with the requirements of Section 8.09 for the business and properties of the Note Parties and their respective Subsidiaries.

(r) Fees and Expenses.  On the Closing Date, Agent and the Purchasers shall have received or offset against the Note principal proceeds all costs, fees and expenses contemplated by Section 2.02.

(s) Conduct of Business.  Since December 31, 2013, the Note Parties shall have conducted their business in the Ordinary Course of Business, and the holders of the Equity Interests of the Note Parties shall have taken no actions to impair the value of the business of the Note Parties.

(t) Transfer Taxes.  The Note Parties shall pay all sales, use, transfer, real property transfer and other similar Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement.

(u) SBA.  The Purchasers shall have received all closing certificates, corporate documents, evidence of authorization, forms and information required by the SBA, including without limitation SBA Forms 480, 652 and 1031, and other agreements, instruments and documents in respect of any aspect or consequence of the Transactions as the Purchasers may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Purchasers.

(v) Due Diligence.  The Agent shall have completed its business and legal due diligence, including background checks conducted on Authorized Officers at the discretion of the Agent, and the results thereof shall have been satisfactory in form and substance to the Agent in its sole discretion.

(w) Quality of Earning Report.  The Agent shall have received a diligence report on the quality of earnings of the Note Parties prepared by a third party, and the results thereof shall have been satisfactory to the Agent in its sole discretion.

(x) Collateral Access Agreements. Each applicable Note Party shall obtain a Collateral Access Agreement in form and substance acceptable to Agent with respect to the Note Parties’ location 13500 and 13524 Northwest Industrial Drive, Bridgeton, Missouri 63044.

3.02 Conditions Precedent to the Delayed Draw Note C The obligation of the Purchasers to purchase the Delayed Draw Note C and to pay the purchase price therefor on the Delayed Draw Funding Date and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Delayed Draw Funding Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Note Parties.

(a) Delayed Draw Note C Request. The Agent shall have received a Delayed Draw Note C Request for the Delayed Draw Note C, duly executed by an Authorized Officer of the Issuers, with such Delayed Draw Note C Request being deemed to constitute a representation and warranty by Issuers on the relevant Delayed Draw Funding Date as to the matters specified in this Section 3.02 with respect to such Delayed Draw Note C and as to the matters set forth in the Delayed Draw Note C Request.

(b) Representations and Warranties.  The representations and warranties of the Note Parties contained in Article 5 hereof shall be true and correct at and as of the applicable Delayed Draw Funding Date as if made at and as of such date and no Default or Event of Default shall exist as such Delayed Draw Funding Date, and the Agent shall have received on the Delayed Draw Funding Date a certificate to the foregoing effect, dated the Delayed Draw Funding Date, and executed by an Authorized Officer of each Note Party.

(c) Opinions of Counsel.  The Agent shall have received opinions of outside counsel to Key Equipment & Supply Co. dated as of the Delayed Draw Funding Date, relating to the transactions contemplated by or referred to herein, in form and substance acceptable to the Agent.

(d) Consents and Approvals.  All Consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of each Note Party and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance (including the payment of interest on the Notes) by such Note Party, or enforcement against such Note Party of the Transaction Documents to which it is a party, shall have been obtained and be in full force and effect, and the Agent shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions..

(e) Adverse Change.  Nothing shall have occurred since the Closing Date, which the Purchasers shall determine has had, or could reasonably be expected to have, a Material Adverse Effect or otherwise impact the markets in which any Note Party or any of its Subsidiaries conducts its business.

(f) Delayed Draw Transaction Fee.  Agent and the Purchasers shall have received the Delayed Draw Transaction Fee, payable by the Issuers as a nonrefundable, fully-earned fee on the Delayed Draw Funding Date.

(g) Conduct of Business.  Since the Closing Date, the Note Parties shall have conducted their business in the Ordinary Course of Business, and the holders of the Equity Interests of the Note Parties shall have taken no actions to impair the value of the business of the Note Parties.

(h) Intercreditor Agreement. The Agent shall have received an executed copy of the Intercreditor Agreement, in form and substance satisfactory to Agent.

(i) Key Equipment Acquisition.

(i) The Key Equipment Acquisition shall be consummated pursuant to and in accordance with the Key Equipment Acquisition Documents in all material respects, and Agent shall have received true, correct and complete copies of the Key Equipment Acquisition Agreement and all other documents related thereto and executed in connection therewith.

(ii) The execution, delivery and performance of each of the Key Equipment Acquisition Documents shall be duly authorized by all necessary action on the part of Holdings.  Each Key Equipment Acquisition Document shall be the legal, valid and binding obligation Holdings, enforceable against Holdings in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Holdings shall not be in default in the performance or compliance with any provisions thereof.  All representations and warranties made by Holdings in the Key Equipment Acquisition Documents and in the certificates delivered in connection therewith shall be true and correct in all material respects.

(iii) As of the Delayed Draw Funding Date, the Key Equipment Acquisition shall have been consummated in all material respects, in accordance with all applicable laws.  As of the Delayed Draw Funding Date, all requisite approvals by Governmental Authorities having jurisdiction over Holdings and, to Holdings’ knowledge, the Sellers (as defined therein), with respect to the Key Equipment Acquisition, shall be obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Purchasers.  As of the Delayed Draw Funding Date, Holdings shall have good title to the assets acquired pursuant to the Key Equipment Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

(iv) The Agent shall have received the Key Equipment Collateral Assignment Agreement, in form and substance reasonably satisfactory to the Agent.

(v) The Agent shall have received from Key Equipment & Supply Co. a joinder to this Agreement as a Guarantor pursuant to Section 5.17(c) and all applicable security agreements, in form and substance reasonably satisfactory to the Agent.

(vi) The Agent shall have received from Key Equipment & Supply Co. a Perfection Certificate, in form and substance reasonably satisfactory to the Agent.

3.03 Conditions Subsequent.

(a) Brooklyn Acquisition Stock Certificates. On or before the date that is two (2) days after the Closing Date, the Issuers shall deliver to the Agent originals of the stock certificates representing 100% of the issued and outstanding shares of capital stock of Brooklyn Cheesecake & Dessert Acquisition Corp.

(b) Vehicle Titles. On or before the date that is thirty (30) days after the Closing Date, the Issuer shall deliver to Agent all original title documents for all Rolling Stock (other than any Rolling Stock the ownership of which is not required to be evidenced by a certificate of title under the laws applicable to it) and ensure that Agent has received all documentation and information necessary for Agent’s name to be noted on such certificate as a first lienholder, including all documentation necessary to evidence the termination of Comerica Bank as a lienholder on such title documents.

(c) Key Man Life Insurance. On or before the date that is thirty (30) days after the Closing Date, the Issuers shall have in place a key-man or other life insurance policy on the life of Jeffrey S. Cosman in an amount not less than $15,000,000, which shall have been assigned to the Agent by virtue of a collateral assignment, in form and substance acceptable to Agent, naming the Agent as beneficiary and providing that such insurance policy may not be canceled so long as he remains an employee of the Issuer unless the insurance carrier gives at least thirty (30) days’ prior written notice of such cancellation to the Agent.

(d) Name Change. On or before the date that is thirty (30) days after the Closing Date, the Issuers shall have provided evidence satisfactory to the Agent of the name change of “Brooklyn Cheesecake & Desserts Company, Inc.” to “Meridian Waste Solutions, Inc.” in the State of Georgia.

(e) Key Equipment Stock Certificates. On or before the date that is two (2) days after the Delayed Draw Funding Date, the Issuers shall deliver to the Agent originals of the stock certificates representing 100% of the issued and outstanding shares of capital stock of Key Equipment & Supply Co.

(f) Insurance Certificates and Endorsements.  On or before the date that is thirty (30) days after the Delayed Draw Funding Date, the Purchasers shall have received (i) evidence of insurance complying with the requirements of Section 8.09 for the business and properties of Key Equipment & Supply Co. and (ii) endorsements naming the Agent as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.

(g) Collateral Access Agreements. On or before the date that is forty-five (45) days after the Delayed Draw Funding Date, the Note Parties shall deliver Collateral Access Agreements in form and substance acceptable to Agent with respect to the Note Parties’ locations at (i) 13507 Northwest Industrial Drive, Bridgeton, Missouri 63044, (ii) 6716 & 6720 Berger Avenue, Kansas City, Kansas 66111 and (iii) 12540 Broadwell Road, Suite 1203, Milton, Georgia 30004.

(h) Real Estate.  On or before the date that is forty-five (45) days after the Delayed Draw Funding Date, the Note Parties shall deliver to the Agent (i) a deed of trust (the “Praesidian Missouri Deed of Trust”) for the owned Real Property located at 13507 Northwest Industrial Drive, Bridgeton, Missouri 63044 as well as the most recently completed survey in respect thereof, (ii) a deed of trust (the “Praesidian Kansas Deed of Trust” and together with the Praesidian Missouri Deed of Trust, the “Praesidian Deeds of Trust”) for the owned Real Property located at 6716 & 6720 Berger Avenue, Kansas City, Kansas 66111 as well as the most recently completed survey in respect thereof, (iii) a lien priority agreement which shall be in form and substance satisfactory to Agent in its sole discretion, to be executed by the Agent and Great Southern Bank in connection with the owned Real Property located at 13507 Northwest Industrial Drive, Bridgeton, Missouri 63044 and 6716 & 6720 Berger Avenue, Kansas City, Kansas 66111, as such agreement may be amended, supplemented, or otherwise modified, renewed or replaced from time to time in accordance with the terms thereof (the “Lien Priority Agreement”), (iv) an assignment of rents (the “Praesidian Missouri Assignment of Rents”) for the owned Real Property located at 13507 Northwest Industrial Drive, Bridgeton, Missouri 63044, (v) Phase I environmental assessments of such properties prepared within the last six (6) months and in accordance with ASTM E 1527-13, and reasonably acceptable in form and substance to Agent, (vi) an environmental indemnity agreement, executed by the Note Parties in favor of Purchasers, in form and substance satisfactory to Agent in its sole discretion and (vii)  such owners affidavits and lien releases as may be required to cause such title policies to insure the lien of the Praesidian Deeds of Trust as a valid second priority lien on such property, subject to the terms of the Lien Priority Agreement.

(i) On or before the date that is ninety (90) days after the Closing Date, the Purchasers shall have received (i) a consent by the City of Clarkson Valley to the assignment of the Contract for Collection of Residential Solid Waste, Recyclables, Compostables [sic] between the City of Clarkson Valley and Here To Serve – Missouri Waste Division, LLC, (ii) opinions of outside counsel to Here To Serve – Missouri Waste Division, LLC, relating to such consent, in form and substance acceptable to the Agent, and (iii) an amendment to the Extension of Solid Waste License Agreement between the City of Wildwood and Here To Serve – Missouri Waste Division, LLC dated as of March 17, 2015 to correct the “d/b/a” name referenced therein to “Meridian Waster Services”.

ARTICLE 4.

COLLATERAL; GENERAL TERMS

4.01 Security Interest in the Collateral To secure the prompt payment and performance of the Obligations, each Issuer hereby grants to Agent, for its benefit and the benefit of each Purchaser, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  To secure the prompt payment and performance of the Guarantor Obligations, each Guarantor hereby grants to Agent, for its benefit and the benefit of each Purchaser, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

4.02 Perfection of Security Interest Each Note Party shall take all action that may be reasonably necessary or desirable, or that Agent may reasonably request, in order to maintain at all times the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent and Purchasers to protect, exercise or enforce their rights hereunder and in the Collateral, including, but not limited to (i) immediately discharging all Liens other than Permitted Liens, (ii) obtaining Collateral Access Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox control and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and/or delivering financing statements, control agreements, instruments of pledge, mortgages, notices, assignments and other documents, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the UCC or other Applicable Law.  Each Note Party hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements or any similar document in any applicable jurisdictions and with any filing offices as Agent may determine are necessary or advisable to perfect the security interest granted to Agent for its benefit and the benefit of each Purchaser herein.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or a description of collateral that describes such property in any other manner as Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Agent for its benefit and the benefit of each Purchaser herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired other than motor vehicles”  Each Note Party that is an issuer of Equity Interests that are pledged to Agent hereunder, whether certificated or uncertificated, acknowledges the pledge thereof to Agent under the Pledge Agreement.  All reasonable, out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, or, at Agent’s option, shall be paid by each Note Party to Agent immediately upon demand.

4.03 Safeguarding Collateral Each Note Party will take commercially reasonable efforts at all times to safeguard, protect and preserve all Collateral other than dispositions expressly permitted hereunder.

4.04 Ownership of Collateral With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) except as set forth on Schedule 4.04, each Note Party shall be the sole owner of and fully authorized and able to sell, transfer, assign each Note Party’s rights to, and pledge and/or grant a first priority security interest and Lien in, each and every item of Collateral to Agent for its benefit and the benefit of each Purchaser; and, except for Permitted Liens, the Collateral shall be free and clear of all Liens or encumbrances whatsoever; (ii) each document and agreement executed by each Note Party or delivered to Agent and Purchasers in connection with this Agreement and the other Transaction Documents shall be true and correct in all material respects; and (iii) all signatures and endorsements of each Note Party that appear on such documents and agreements shall be genuine and each Note Party shall have full capacity to execute same.

4.05 Defense of Agent’s Interest Until (a) full and indefeasible payment and performance of all of the Obligations and (b) termination of this Agreement, Agent’s interest in the Collateral shall continue in full force and effect.  Each Note Party shall use commercially reasonable efforts to defend Agent’s interest provided in this Agreement in the Collateral against any and all Persons whatsoever.

4.06 Financial Disclosure

 Each Note Party hereby irrevocably authorizes and directs all accountants and auditors employed by each Note Party at any time to exhibit and deliver to Agent copies of any of each Note Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession (other than work papers and other proprietary information of such accountants and auditors).  Agent will attempt to obtain such information or materials directly from each Note Party prior to obtaining such information or materials from such accountants.

4.07 Accounts

(a) Nature of Accounts.  Each of the Accounts (as defined in the UCC) of the Note Parties is and shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of each Note Party, or work, labor or services theretofore rendered by each Note Party, as applicable, as of the date each Account is created.  The Customer’s obligation with respect thereto shall be due and owing in accordance with each Note Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by each Note Party to Agent.

(b) Solvency of Customers.  Each Customer, to each Note Party’s knowledge, as of the date each Account is created, is and will be solvent and able to pay all Accounts on which the Customer is obligated in full when due or with respect to such Customers of each Note Party who are not solvent, each Note Party has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

(c) Chief Executive Offices.  Unless at least ten (10) Business Days prior written notice is given to Agent by each Note Party of any other office at which each Note Party keeps its records pertaining to Accounts, all such records shall be kept at such chief executive office shown in Schedule 5.31.

(d) Collection of Accounts.  Upon request of Agent at any time after the occurrence and during the continuance of an Event of Default, each Note Party will, at each Note Party’s sole cost and expense but on Agent’s behalf and for Agent’s account, collect all amounts owing on its Accounts, shall not commingle any collections with each Note Party’s funds or use the same except to pay Obligations, and shall deposit or cause to be deposited into a blocked account designated by Agent, all such collections; and upon request by Agent, shall deliver to Agent, in original form and on the date of receipt thereof all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Verification and Notification of Assignment of Accounts.  Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default, to confirm and verify any and all Accounts by any manner and through any medium it considers advisable.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Accounts to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  At all times during such period, Agent for its benefit and the benefit of each Purchaser shall have the sole right to collect and commence legal proceedings to collect the Accounts, take possession of the Collateral, or both.  Agent’s actual, out-of-pocket collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be added to the Obligations.

(f) Power of Agent to Act on Each Note Party’s Behalf.  Each Note Party hereby constitutes Agent or Agent’s designee as each Note Party’s attorney and agent with power to take each of the following actions (if an Event of Default shall have occurred and be continuing, except those described in the following clause (iii) and (iv) which actions may be taken at any time and from time to time):  (i) to endorse each Note Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign each Note Party’s name on any invoice or bill of lading relating to any of the Accounts, drafts against Customers, assignments and verifications of Accounts; (iii) to send verifications of Accounts to any Customer, (iv) to sign each Note Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Accounts; (vi) to enforce payment of the Accounts by legal proceedings or otherwise; (vii) to exercise all of each Note Party’s rights and remedies with respect to the collection of the Accounts and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Accounts; (ix) to settle, adjust or compromise any legal proceedings brought to collect Accounts; (x) to prepare, file and sign each Note Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign each Note Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (xii) to change the address for delivery of mail addressed to each Note Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to either of them and (xiii) to do all other acts and things necessary to carry out this Agreement and the other Transaction Documents.  All acts of said attorney and agent or designee are hereby ratified and approved, and said attorney and agent or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) No Liability.  Agent shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof, or for any damage resulting therefrom except as a result of the gross negligence or willful misconduct of such Person.  If an Event of Default shall have occurred and be continuing, Agent may, without notice or consent from each Note Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts or any other securities, instruments or insurance applicable thereto and/or release any Note Party thereof.  If an Event of Default shall have occurred and be continuing, Agent is authorized and empowered to accept the return of the goods represented by any of the Accounts, without notice to or consent by each Note Party, all without discharging or in any way affecting each Note Party’s liability hereunder.

(h) Adjustments.  Each Note Party will not, without Agent’s consent, compromise or adjust any Accounts (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of each Note Party.

4.08 Exculpation of Liability

Except as set forth in Section 4.07(f), nothing herein contained shall be construed to constitute Agent as agent of any Note Party for any purpose whatsoever, nor shall Agent be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Agent, whether by anything herein or in any assignment or otherwise, does not assume any of any Note Party’s obligations under any contract or agreement assigned to Agent, and Agent shall not be responsible in any way for the performance by any Note Party of any of the terms and conditions thereof.

4.09 Financing Statements

 Except with respect to (a) the financing statements described on Schedule 4.09 and (b) any financing statement with respect to a Permitted Lien, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.10 Commercial Tort Claims

 Each Note Party shall provide Agent with written notice of all commercial tort claims promptly following its determination that it has any such claim, such notice to contain the case title (if any proceeding has been commenced thereon) together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, each Note Party shall be deemed to hereby grant to Agent for its benefit and the benefit of each Purchaser a security interest and Lien in and to such commercial tort claim(s) and all proceeds thereof and execute and deliver to Agent any further agreement or document requested by Agent to further evidence the grant of a security interest in such claim.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE NOTE PARTIES

The Note Parties, jointly and severally, represent and warrant to each Purchaser that the following are, and after giving effect to the transactions contemplated by the Transaction Documents will be, true, correct and complete:

5.01 Corporate Existence and Power

 Each Note Party and each of its Subsidiaries:  (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of its state of organization and of each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (d) has the power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder.  Schedule 5.01 contains a true, complete and correct list of each Note Party’s and each of its Subsidiaries’ jurisdictions of organization and each jurisdiction where it is qualified to do business as a foreign entity.

5.02 Authorization; No Contravention

The execution, delivery and performance by each Note Party of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the issuance of, or performance of the terms of, the Notes:  (a) has been duly authorized by all necessary action (including, obtaining approval of its stockholders, partners, general partners, members or other applicable equity owners, if necessary); (b) do not and will not contravene the terms of the Organizational Documents of such Note Party or any of its Subsidiaries (or any other applicable organizational or constituent documents), or any amendment thereof or any Requirement of Law applicable to such Person or such Person’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment of, or (iii) require modification, acceleration or cancellation of, any Contractual Obligation of any Note Party or any of its Subsidiaries; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Note Party or any of its Subsidiaries (other than Permitted Liens).

5.03 Governmental Authorization; Third Party Consents

No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including the Commission) or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including the payment of interest on the Notes), or enforcement against, any Note Party of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.04 Binding Effect

This Agreement has been, and each of the Transaction Documents to which any Note Party will be a party will be, duly executed and delivered by such Note Party and this Agreement constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

5.05 Litigation

Except as set forth on Schedule 5.05, there is no Litigation pending or, to the knowledge of any Note Party, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting such Note Party or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement, any other Transaction Document, or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected to result in equitable relief or in monetary judgments, individually or in the aggregate, in excess of $100,000.  No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

5.06 Compliance with Laws

 Each Note Party, and each Subsidiary of a Note Party, is in compliance with all material Requirements of Law.

5.07 No Default or Breach

No event has occurred and is continuing or would result from the incurring of obligations by the Note Parties under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default.  Neither any Note Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any material respect.

5.08 Title to Properties

(a) Schedule 5.08(a) contains a true, complete and correct list of all owned Real Property of the Note Parties and each of their respective Subsidiaries.  Each Note Party and/or each of its Subsidiaries has good indefeasible and marketable title in and to all owned Real Property and good title to all other owned properties reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses, in each case, free and clear of all Liens, liabilities and rights except for Permitted Liens and as provided on Schedule 5.08(a).

(b) Schedule 5.08(b) contains a list of all Real Property leases of the Note Parties and each of their respective Subsidiaries.  Each Note Party and/or each of its Subsidiaries holds all of the right, title and interest of a tenant under the Real Property leases of the Note Parties and each of their respective Subsidiaries and good title of a tenant to all other lease properties reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses free and clear of all Liens, liabilities and rights except as provided on Schedule 5.08(b).

5.09 Use of Real Property Except as set forth on Schedule 5.09, (x) the owned and leased Real Properties of the Note Parties and their respective Subsidiaries are used and operated in compliance and conformity with all material Contractual Obligations and material Requirements of Law, and (y) neither any Note Party nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of any Note Party or any of its Subsidiaries and there is no such violation.  Except as set forth on Schedule 5.09, all structures, improvements and other buildings that are owned or covered by leases reflected on the Pro Forma Balance Sheet or used in connection with the business of the Note Parties and their respective Subsidiaries comply with all applicable ordinances, codes, regulations and other Requirements of Law, have a valid and subsisting certificate of occupancy for their present use, and neither any Note Party nor any of its Subsidiaries has received any written notice from any Governmental Authority which is still outstanding of any failure to obtain any certificate, permit, license, authorization or approval with respect to the Real Property, or any intended revocation, modification or cancellation of same, and no Requirement of Law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.  Each lease relating to leased Real Property reflected on the Pro Forma Balance Sheet or used in connection with the business of the Note Parties or any of their respective Subsidiaries, is in full force and effect, and the applicable Note Party and/or Subsidiary enjoys peaceful and undisturbed possession thereunder.  There is no default on the part of any Note Party or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a default on the part of any Note Party or any of its Subsidiaries, under any such lease.  There are no service contracts, maintenance contracts, union contracts, concession agreements, licenses, agency agreements or any other Contractual Obligations affecting the Real Property of the Note Parties and their respective Subsidiaries or the operation thereof, other than those listed on Schedule 5.09, except for Contractual Obligations which are cancelable on no more than thirty (30) days’ notice.  There are no pending or, to the knowledge of any Note Party, threatened condemnation or eminent domain proceedings that would affect any part of the Real Property of the Note Parties and their respective Subsidiaries.  There is no Litigation pending or, to the knowledge of any Note Party, threatened against the Real Property of the Note Parties and their respective Subsidiaries which would in any way affect title to such real property or leased property.

5.10 Taxes. (a) Each Note Party, and each Subsidiary of each Note Party, has filed all Tax Returns that it was required to file.  All such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by any Note Party or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  Except as set forth on Schedule 5.10, neither any Note Party nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens on any of the assets of any Note Party or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens as provided on Schedule 5.10.  Each Note Party that is a limited liability company with more than one member or partnership has, since its inception, been treated as a partnership for federal, state and local income Tax purposes.  Each Note Party that is a limited liability company or partnership has never made and will not make an election to classify as a corporation for federal, state or local income Tax purposes.

(b) Each Note Party and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no dispute or claim concerning any Tax liability of any Note Party or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any Note Party has knowledge based upon personal contact with any agent of such authority.

(d) Neither any Note Party nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither any Note Party nor any of its Subsidiaries has any liability for the Taxes of any Person other than such Note Party and its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

(f) Any reference in this Section 5.10 to any Note Party shall be deemed to include each predecessor of such Note Party, each subsidiary of such Note Party, and each entity with respect to which such Note Party has successor or transferee liability.

5.11 Financial Statements and Projections. (a) The pro-forma balance sheet of the Note Parties on a Consolidated Basis dated as of June 30, 2015 (the “Pro Forma Balance Sheet”) furnished to the Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement and the other Transaction Documents (all such transactions, collectively, the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of the Note Parties on a Consolidated Basis as of the Closing Date after giving effect to the Transactions.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by an Authorized Officer of each Note Party.

(b) The twelve-month cash flow projections of the Note Parties on a Consolidated Basis and their projected balance sheet as of the Closing Date, copies of which are annexed hereto as Schedule 5.11(b) (the “Projections”) were prepared by an Authorized Officer of the Note Parties in good faith, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect the Note Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.  The Projections, together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The (i) audited balance sheet of the Note Parties on a Consolidated Basis as of December 31, 2013, the related statements of income, changes in stockholder’s equity, and changes in cash flow for the fiscal year ended on such date, and (ii) the unaudited financial statements of the Note Parties on a Consolidated Basis for the fiscal year ended December 31, 2014 and for each month and quarter ending thereafter and at least thirty (30) days prior to the Closing Date, including a balance sheet as of such date and related statements of income, changes in stockholder’s equity and changes in cash flow for such period, copies of which have been delivered to Agent have been prepared in accordance with GAAP, consistently applied (except for changes in application in which the Note Parties’ independent certified public accountants concur, and except for normal year-end adjustments and footnote presentations) and present fairly the financial position of the Note Parties and their consolidated Subsidiaries at such date and the results of their operations for such periods.  To the best of each Note Party’s knowledge, since the last day of such Note Party’s most recently ended fiscal year, there has been no material changes in the condition, financial or otherwise, of the Note Parties and their respective Subsidiaries, on a Consolidated Basis, shown on the consolidated balance sheet as of such date and no material change in the aggregate value of machinery, equipment and Real Property owned by the Note Parties, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.12 Operating Company.  Each Note Party is “an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital” within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F. R. §2510.3 101.

5.13 Disclosure

(a) Agreement and Other Documents.  This Agreement and the other Transaction Documents, together with all exhibits and schedules hereto and thereto, and the agreements, certificates and other documents furnished to the Agent or any Purchaser by or on behalf of the Note Parties and their respective Subsidiaries on the Closing Date, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b) Material Adverse Effects.  There is no fact known to any Note Party which such Note Party has not disclosed to the Purchasers in writing which could reasonably be expected to have a Material Adverse Effect.

5.14 Absence of Certain Changes or Events Since December 31, 2014, except as set forth on Schedule 5.14, neither any Note Party nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent) in excess of $100,000, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent) in excess of $100,000, (iv) declared or made any payment or distribution to the holders of its Equity Interests or purchased or redeemed any shares of its Equity Interests, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any losses of property, or waived any rights of substantial value, (ix) suffered any Material Adverse Effect, (x) expended any material amount, granted any bonuses or extraordinary salary increases, (xi) entered into any transaction involving consideration in excess of $100,000 except as otherwise contemplated hereby or (xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate.

5.15 Environmental Matters.

(a) The Note Parties, their Subsidiaries and their respective businesses, operations and real property currently owned, leased or operated by any Note Parties or their Subsidiaries are and have at all times been in material compliance with applicable Environmental Law.  All real property formerly owned, leased or operated by any Note Parties or their Subsidiaries has at all times during the Note Parties’ or their Subsidiaries’ ownership, lease or operation thereof been in material compliance with applicable Environmental Law.

(b) The Note Parties and their Subsidiaries have obtained all material Consents required under Environmental Law (“Environmental Permits”) and necessary for the conduct of their businesses and operations, and the ownership, lease, operation and use of their currently owned, leased or operated real property.  The Note Parties and their Subsidiaries are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.

(c) There has been no release or threatened release or any disposal, production, storage, handling, treatment or transport of Hazardous Materials in, on, at, under, to or from any real property currently or formerly owned, leased or operated by any of the Note Parties, their Subsidiaries or their respective predecessors in interest that has resulted in, or is reasonably expected to require Remedial Action or result in a material Environmental Liability.

(d) There is no material Environmental Liability pending or, to the knowledge of the Note Parties, threatened against any of the Note Parties or their Subsidiaries, or relating to the real property currently or formerly owned, leased or operated by any of the Note Parties or their Subsidiaries or relating to the operations of the Note Parties or their Subsidiaries, and, to the knowledge of the Note Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of a material Environmental Liability.

(e) No person with an indemnity, contribution or other obligation to any of the Note Parties or their Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation.

(f) No real property owned, leased or operated by the Note Parties or their Subsidiaries and, to the knowledge of the Note Parties, no real property formerly owned, leased or operated by any of the Note Parties or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any governmental or regulatory authority that indicates that any Note Party or Subsidiary has or may have an obligation to undertake any Remedial Action.

(g) No Lien has been recorded or, to the knowledge of any Note Party, threatened under any Environmental Law with respect to any real property of the Note Parties or their Subsidiaries.

(h) The Note Parties and their Subsidiaries have made available to the Agent all material reports, assessments, audits, studies and investigations in the possession, custody or control of the Note Parties and their Subsidiaries concerning Environmental Liabilities or compliance with or liability or obligation under Environmental Law, including those concerning the environmental condition of, or the existence of Hazardous Materials at,  the real property currently or formerly owned, operated, leased or used by any of the Note Parties, their Subsidiaries or their predecessors-in-interest.

5.16 Investment Company/Government Regulations No Note Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither any Note Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

5.17 Subsidiaries.

(a) Schedule 5.17 sets forth a complete and accurate list of all of the Subsidiaries of each Note Party as of the Closing Date together with their respective jurisdictions of incorporation or organization.  All of the outstanding Equity Interests in, the Subsidiaries are validly issued, fully paid and non-assessable.  Except as set forth on Schedule 5.17, as of the Closing Date, all of the outstanding Equity Interests in each of the Subsidiaries are owned by a Note Party or by a Wholly-Owned Subsidiary free and clear of any Liens except in favor of the Agent for the benefit of the Purchasers.  No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

(b) Except for the Subsidiaries of the Note Parties, no Note Party owns of record or beneficially, directly or indirectly, (i) any Equity Interests convertible into Equity Interests any other Person, and (ii) any Equity Interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

(c) The Note Parties will, upon the formation or acquisition thereof (or such later date as Agent may agree in its sole discretion), cause any direct or indirect Subsidiary formed or otherwise purchased or acquired after the Closing Date to execute a joinder to this Agreement or a guaranty and security agreement, in form and substance reasonably satisfactory to the Agent.

5.18 Capitalization.

(a) Schedule 5.18 sets forth, as the Closing Date (after giving effect to the transactions contemplated hereby), a true and complete listing of each class of authorized Equity Interests of each Note Party and its Subsidiaries, of which all of such issued Equity Interests are validly issued, outstanding, and owned beneficially and of record by the Persons and in the amounts listed on Schedule 5.18 as well as a list of all holders of warrants, options, rights and securities convertible into Equity Interests, together with the number of Equity Interests to be issued upon the exercise or conversion of such warrants, options, rights and convertible securities, all of which have been reserved for issuance.  No Note Party has any Equity Interests held in treasury.  All outstanding Equity Interests of each Issuer have been duly authorized by all necessary action of such Issuer.  All outstanding Equity Interests of each Issuer are validly issued, fully paid and non-assessable and shall be free and clear of all Liens and the issuance of the foregoing has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person and will not result in the issuance of any additional Equity Interests of any Issuer or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of any Issuer.

(b) On the Closing Date, except as set forth on Schedule 5.18, there will be no outstanding securities convertible into or exchangeable for the Equity Interests of any Note Party or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe to the Equity Interests of any Note Party or any of its Subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind to which any Note Party or any of its Subsidiaries is a party relating to the issuance of any Equity Interests of any Note Party or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

5.19 Reserved.

5.20 Broker’s, Finder’s or Similar Fees Except as set forth on Schedule 5.20, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Note Party or any of its Subsidiaries, or any action taken by any such Person; and the Note Parties hereby agree to indemnify the Purchasers against, and agree that they will hold the Purchasers harmless from, any claim, demand, or liability for any such brokerage commissions, finder’s fees or similar fees or commissions alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

5.21 Labor Relations Neither any Note Party nor any of its Subsidiaries has committed or is engaged in any unfair labor practice.  Except as set forth in Schedule 5.21, there is (a) no unfair labor practice complaint pending or threatened against any Note Party or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against any Note Party or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of any Note Party or any of its Subsidiaries and no union organizing activities are taking place, and (d) no employment contract with any employee or independent contractor of any Note Party or any of its Subsidiaries.  Each Note Party and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  Neither any Note Party nor any of its Subsidiaries is a party to any collective bargaining agreement.

5.22 Employee Benefit Plans Neither any Note Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.22 hereto.  Except as set forth in Schedule 5.22, (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Note Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income Tax under Section 501(a) of the Code, (iii) neither any Note Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Note Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither any Note Party nor any member of the Controlled Group has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither any Note Party nor any member of a Controlled Group has incurred any material liability for any excise Tax arising under Section 4972 or 4980B of the Code, and, to the best of each Note Party’s knowledge, no fact exists which could give rise to any such liability, (viii) neither any Note Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a material non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code, nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Note Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) neither any Note Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any Plan existing for the benefit of persons other than employees or former employees of the Note Parties or any member of the Controlled Group, (xii) neither any Note Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980; and (xiii) no Note Party is, and no Note Party shall become, a member of a Multiemployer Plan.

5.23 Patents, Trademarks, Etc. Each Note Party and each of its Subsidiaries owns all Patents, Trademarks, permits, service marks, trade names, Copyrights, licenses, franchises and formulas, or rights with respect to the foregoing which, as of the Closing Date, are set forth on Schedule 5.23, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others.

5.24 Potential Conflicts of Interest Except as set forth on Schedule 5.24, no officer, director, stockholder or other security holder of any Note Party or any of its Subsidiaries:  (a) owns, directly or indirectly, any interest in (excepting less than 5% holdings for investment purposes in Equity Interests of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or from, such Note Party or any of such Note Party’s Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Note Party or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Note Party or any of its Subsidiaries, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

5.25 Trade Relations There exists no actual or, to the knowledge of any Note Party, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of such Note Party or its business with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of such Note Party, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent such Note Party or its Subsidiaries from conducting their business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which such business has heretofore been conducted.

5.26 Indebtedness Schedule 5.26 lists (i) the amount of all outstanding Indebtedness of the Note Parties and their respective Subsidiaries (other than Indebtedness under this Agreement) as of the Closing Date, (ii) the Liens that relate to such Indebtedness and that encumber the assets of the Note Parties and their respective Subsidiaries, (iii) the name of each lender thereof, and (iv) the amount of any unfunded commitments available to the Note Parties or any of their respective Subsidiaries in connection with any such Indebtedness. The subordination provisions contained in the Subordination Agreement are enforceable against the Subordinated Creditors by the Agent on behalf of the Purchasers.  The Obligations (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) constitutes “Senior Debt” or similar terms relating to such obligations and all such obligations are entitled to the benefits of the subordination provisions contained in the Subordination Agreement.  Each Note Party acknowledges that the Agent and each Purchaser is entering into this Agreement and is purchasing the Notes in reliance upon the subordination provisions contained in the Subordination Agreement.

5.27 Material Contracts Neither any Note Party nor any of its Subsidiaries is or will be a party to any Contractual Obligation, or is subject to any charge, corporate restriction, judgment, injunction, decree, or Requirement of Law, that could reasonably be expected to have a Material Adverse Effect.  Each of the material contracts, agreements, commitments and other material Contractual Obligations of the Note Parties and their Subsidiaries are in full force and effect.  Each Note Party and each of its Subsidiaries has satisfied in full or provided for all of its liabilities and obligations under each material Contractual Obligation requiring performance prior to the date hereof in all material respects, and are not in default under any of them, nor, to the knowledge of any Note Party, does any condition exist that with notice or lapse of time or both would constitute such a default.  To the knowledge of any Note Party, no other party to any such material Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  No approval or consent of any Person is needed for all of the material Contractual Obligations to continue to be in full force and effect.

5.28 Insurance Schedule 5.28 accurately summarizes all of the insurance policies or programs of the Note Parties and their Subsidiaries in effect as of the date hereof, and indicates the insurer’s name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect.  All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.09 hereof.  All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated by this Agreement and the other Transaction Documents.

5.29 Solvency; Fraudulent Transfer.

(a)  The Note Parties and their Subsidiaries, taken as a whole, are Solvent.

(b) No transfer of property is being made by any Note Party and no obligation is being incurred by any Note Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of any Note Party.

5.30 Perfection Certificate.  All statements made by the Note Parties in the Perfection Certificate are true and correct and do not, as of the date of this Agreement, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

5.31 Location of Assets The chief executive offices of each Note Party and each of its Subsidiaries and the books and records of each Note Party and each of its Subsidiaries concerning their respective accounts are located only at the address set forth on Schedule 5.31 identified as such, and the only other places of business and locations of assets of each Note Party and each of its Subsidiaries, if any, are the addresses set forth on Schedule 5.31.

5.32 Change of Control Payments Except as set forth on Schedule 5.32, neither the execution, delivery and performance by any Note Party of this Agreement, nor the execution, delivery and performance by any Note Party or any of its Subsidiaries of any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby shall require any payment by any Note Party or any of its Subsidiaries, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement.  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement, the other Transaction Documents, or the occurrence of any of the transactions contemplated hereby or thereby.  There are no payments or other benefits payable by any Note Party or any of its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Transaction Documents.

5.33 Use of Proceeds; Margin Requirements.

(a)  The Note Parties will use the proceeds of the sale of the Note A and Note B hereunder only as follows:  (i) to refinance certain existing indebtedness of the Issuer owed to Comerica Bank, (ii) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, and (iii) for general corporate purposes.

(b) The Note Parties will use the proceeds of the sale of the Delayed Draw Note C hereunder only as follows:  (i) to consummate the Key Equipment Acquisition, (ii) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, and (iii) for general corporate purposes.

(c) No part of the proceeds from the sale of the Notes hereunder will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the sale of the Notes nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.34 Anti-Terrorism Laws

(a) General.  Neither any Note Party nor any Subsidiary or Affiliate of any Note Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  Neither any Note Party nor any Subsidiary or Affiliate of any Note Party or their respective agents acting or benefiting in any capacity in connection with the Notes or other transactions hereunder is a Blocked Person.

(c) Blocked Person or Transactions.  Neither any Note Party nor to any Note Party’s knowledge any of its Subsidiaries, Affiliates or agents acting in any capacity in connection with the Notes or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.35 Trading with the Enemy Neither any Note Party nor any of its Subsidiaries has engaged, nor does any Note Party or any of its Subsidiaries intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.36 Interest Rate Hedges and Other Hedging Agreements As of the Closing Date, neither any Note Party nor any of its Subsidiaries is a party to any Interest Rate Hedges or any Other Hedging Agreements.

5.37 First Lien Obligations As of the Closing Date and other than with respect to the (i) Liens created by the Praesidian Deeds of Trust which may become subordinate to the Lien created by the Great Southern Deeds of Trust pursuant to the terms of the Lien Priority Agreement and (ii) Liens in favor of the Agent which may become subject to the terms of the Intercreditor Agreement, the Liens in favor of the Agent securing the Obligations constitute Liens entitled to the benefit of lien subordination provisions contained in any subordination agreement the terms of which are applicable thereto.

5.38 Rolling Stock Subject to Title Documents. Schedule 5.38 (as updated from time to time in connection herewith and within forty-five (45) days following any additions or deletions hereto) identifies each item of Rolling Stock of the Issuer subject to a document of title and shall include the following information: the manufacturer, make, model, serial number, state in which titled or certificated, title or certificate number and current location.

5.39 Holdings and Brooklyn Acquisition as Holding Companies. Holdings and Brooklyn Acquisition are each a holding company and each do not have any liabilities (other than liabilities arising under this Agreement and the other Transaction Documents, liabilities incidental to the conduct of its business as a holding company, or other Indebtedness or liabilities expressly permitted by this Agreement), own any assets (other than (i) with respect to Holdings, Equity Interests of the Issuers or Brooklyn Acquisition or (ii) with respect to Brooklyn Acquisition, Equity Interests of the Issuers) or engage in any operations or business (other than (i) with respect to Holdings, ownership of the Issuers and Brooklyn Acquisition, and activities related to such ownership, the activities and contractual rights incidental to the maintenance of its corporate existence and its ownership of the Issuers and Brooklyn Acquisition, as the case may be, (ii) with respect to Brooklyn Acquisition, ownership of the Issuers and activities related to such ownership, the activities and contractual rights incidental to the maintenance of its corporate existence and its ownership of the Issuers, as the case may be, or (iii) being party to or having obligations under its Organizational Documents, employment agreements, agreements entered into as permitted by this Agreement or other agreements incidental to its existence).

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser represents and warrants to the Note Parties, severally and not jointly, as follows:

6.01 Investment Intent. Each Purchaser is acquiring the Notes for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof in violation of applicable federal or state securities laws.  Each Purchaser understands that the Notes have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchasers' investment intents (and their representations concerning the investment intents of holders of equity interests in them) as expressed herein.  Therefore, the Notes are “restricted securities” which cannot be sold without registration under the Securities Act or pursuant to an exemption therefrom, and may have to be held indefinitely, and each Purchaser accepts the risk of such restrictions on resale.

6.02 Accredited Investor Status. Each Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).  By reason of its own business and financial experience, each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of their respective investments in the Notes and have the capacity to protect its own interests in connection with the purchase of the Notes contemplated hereby and is able to bear the economic risk of such investment.

6.03 Information. Each Purchaser and its advisors have been furnished with all materials they have requested relating to the business, finances and operations of the Issuers and information each Purchaser deemed material to making an informed investment decision regarding its purchase contemplated herein.  Each Purchaser and its advisors have been afforded the opportunity to ask questions of the Issuers and its management. Each Purchaser understands that its investment involves a high degree of risk. Each Purchaser is in a position regarding the Issuers, which, based upon economic bargaining power, enabled and enables each Purchaser to obtain information from the Issuers in order to evaluate the merits and risks of this investment. Each Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment.

6.04 No Governmental Review. Each Purchaser understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the investment contemplated herein, or the fairness or suitability of the investment contemplated herein, nor have such Governmental Authorities passed upon or endorsed the merits of the investment contemplated herein.

6.05 Authorization, Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of each Purchaser and is a valid and binding agreement of each Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

ARTICLE 7.

INDEMNIFICATION

7.01 Indemnification In addition to all other sums due hereunder or provided for in this Agreement and the other Transaction Documents, each Note Party, jointly and severally,

agrees to indemnify and hold harmless Agent, each Purchaser and their respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Note Party or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of any Note Party in this Agreement, the Notes, or any of the other Transaction Documents, including the failure to make payment when due of amounts owing pursuant to this Agreement, the Notes, or any of the other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including actions brought by the Agent, any Purchaser, any Note Party, any of its Subsidiaries or any holders of equity or indebtedness of any Note Party or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the name of any Note Party or any of its Subsidiaries, proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of any of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that neither any Note Party nor any of its Subsidiaries shall be liable under this Section 7.01 to an Indemnified Party:  (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without such Note Party’s consent (which consent shall not be unreasonably withheld or delayed), or (b) to the extent that it is judicially determined in a final non-appealable judgment that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Note Parties shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Applicable Laws.  In connection with the obligation of the Note Parties to indemnify for expenses as set forth above, each Note Party further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Note Party (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

7.02 Procedure; Notification Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Note Parties under this Article 7, notify the Note Parties in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Note Parties of any such action shall not relieve the Note Parties from any liability which they may have to such Indemnified Party unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses of the Note Parties.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Note Parties of the commencement thereof, the Note Parties shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that, if the Note Parties have assumed the defense of any such action, claim or other proceeding, any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Note Parties, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Note Parties and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Note Parties, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Note Parties be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.  Each Note Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  Neither any Note Party nor any of its Subsidiaries shall be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without their written consent, which consent shall not be unreasonably withheld.  The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

7.03 Survival.  The obligations of the Note Parties under this Article 7 shall survive termination of this Agreement and the Transaction Documents and payment in full of the Notes.

ARTICLE 8.

AFFIRMATIVE COVENANTS

Until the payment in full of all principal of and interest on the Notes and all other amounts due to the Agent and Purchasers under this Agreement and the other Transaction Documents, including all fees, expenses and amounts due in respect of indemnity obligations under Article 7, each Note Party hereby covenants and agrees with the Agent and Purchasers as set forth in this Article 8:

8.01 Financial Statements and Other Information.  Each Note Party shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures).  The Note Parties shall deliver to the Agent each of the financial statements and other reports described below:

(a) Annual Financial Statements.  Furnish Agent within ninety (90) days after the end of each fiscal year of the Note Parties, audited financial statements of the Note Parties, including statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared on a Consolidated Basis and Consolidating Basis in reasonable detail and complete and correct in all material respects and reported upon without qualification by an independent certified public accounting firm selected by the Note Parties and satisfactory to Agent (collectively, the “Accountants”).

(b) Quarterly Financial Statements.  Furnish Agent within forty five (45) days after the end of each fiscal quarter, an unaudited balance sheet of the Note Parties and unaudited statements of income and stockholders’ equity and cash flow of the Note Parties reflecting results of operations from the beginning of the fiscal year (or the Closing Date, in the case of the first such financial statement delivered after the Closing Date) to the end of such quarter and for such quarter, all prepared on a Consolidated Basis and Consolidating Basis in reasonable detail and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Note Parties’ business.

(c) Monthly Financial Statements.  Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of the Note Parties and unaudited statements of income and stockholders’ equity and cash flow of the Note Parties reflecting results of operations from the beginning of the fiscal year (or the Closing Date, in the case of the first such financial statement delivered after the Closing Date) to the end of such month and for such month, all prepared on a Consolidated Basis and Consolidating Basis in reasonable detail and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Note Parties’ business.

(d) Compliance Certificate.  Together with each delivery of financial statements of the Note Parties and their Subsidiaries pursuant to Sections 8.01(a), 8.01(b) and 8.01(c) above, the Note Parties shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as Exhibit C (or in such other form or substance as shall be satisfactory to Agent) and referred to as a “Compliance Certificate”) signed by the chief executive officer or chief financial officer of each Note Party.

(e) Accountants’ Reports.  Promptly upon receipt thereof, each Note Party shall deliver copies of all significant reports submitted by the Accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Note Parties and their Subsidiaries made by the Accountants, including any comment letter submitted by the Accountants to management in connection with its services.

(f) Management Reports.  Together with each delivery of financial statements of the Note Parties and their Subsidiaries pursuant to Sections 8.01(a), 8.01(b) and 8.01(c), the Note Parties will deliver a management report (i) describing the operations and financial condition of the Note Parties and their Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 8.01(g) discussing the reasons for any significant variations and (iii) a written report summarizing all material variances from budgets submitted by the Note Parties pursuant to Section 8.01(g) and a discussion and analysis by management with respect to such variances, such discussion and analysis to be in such form and to provide such detail and substance as Agent shall reasonably require.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of each Note Party to the effect that such information fairly presents the results of operations and financial condition of the Note Parties on a Consolidated Basis and Consolidating Basis as at the dates and for the periods indicated.

(g) Projections.  By the end of each fiscal year beginning with the current fiscal year, the Note Parties shall prepare and deliver to Agent projections of the Note Parties and their Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following twelve (12) months on a quarter to quarter basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period.  Such projections shall be prepared in good faith on the basis of reasonable assumptions and sound financial planning practices consistent with past budgets and financial statements.

(h) SEC Filings/Press Releases.  The Note Parties will deliver to Agent, promptly after the same are (i) filed, copies of all financial statements and regular, periodic or special reports which any Note Party or Subsidiary may make to, or file with, the Commission or any successor or similar Governmental Authority, (ii) sent, copies of all financial statements, management reports and reports related thereto which any Note Party or Subsidiary sends generally to its shareholders or other equity holders, and (iii) made available, all press releases to the public concerning material developments in the business of any of the Note Parties or any of their respective Subsidiaries.

(i) Material Occurrences.  Promptly notify Agent in writing upon the occurrence of:

(i) any Default or Event of Default or Default;

(ii) any default or event of default with respect to the Subordinated Seller Indebtedness, the Indebtedness secured by the Great Southern Deeds of Trust or the Enterprise Bank Revolving Indebtedness;

(iii) any event, development or circumstance due to which any financial statements or other reports furnished to Agent or the Purchasers fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Note Parties as of the date of such statements;

(iv) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Note Party or Subsidiary to a Tax imposed by Section 4971 of the Code;

(v) each and every default by any Note Party or Subsidiary which permits the holders of any Indebtedness of any Note Party or Subsidiary, the outstanding principal amount of which exceeds $250,000, to accelerate the maturity of such Indebtedness, including the names and addresses of the holders of such Indebtedness and the amount of such Indebtedness; and

(vi) any other development in the business or affairs of any Note Party or Subsidiary which could reasonably be expected to have a Material Adverse Effect;

in each case describing the nature thereof and the action the Note Party or such Subsidiary proposes to take with respect thereto.  In addition, the Note Parties shall notify Agent in writing promptly of any change in senior management (which, for purposes hereof, shall include any officer holding the title of vice president, or the functional equivalent thereof, and any officer holding a more senior title than vice president, or the functional equivalent thereof), and, in any event (i) if such change arises from a voluntary termination of employment, or as the result of death or disability of such officer, such notice shall be given no later than three (3) Business Days after any Note Party shall have obtained knowledge (excluding the knowledge of such officer) of such event and (ii) if such change arises from an involuntary termination of employment, such notice shall be given no later than the date that is five (5) Business Days prior to the occurrence of such event, unless the Note Parties determine, in the good faith exercise of their commercially reasonable judgment, that the delay in effectuating such termination due to the notice obligation described above would be reasonably likely to have a Material Adverse Effect, in which case the Note Parties shall notify Agent in writing within one (1) Business Day after the occurrence of such involuntary termination.

(j) Litigation.  Promptly upon any officer of any Note Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration by or against any Note Party or any Subsidiary or any property of any Note Party or Subsidiary not previously disclosed by the Note Parties to the Agent or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Note Party or Subsidiary or any property or former property of any Note Party or Subsidiary which, in each case, relating to an amount in dispute in excess of $100,000 (or property having a fair market value in excess of $100,000) or a petition for specific performance, the Note Parties will promptly give notice thereof to the Agent and provide such other information as may be reasonably available to it to enable the Agent, Purchasers and their counsel to evaluate such matter.

(k) Subsidiaries.  Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the Equity Interests in a Person, such that such Person will become a Subsidiary, the applicable Note Party shall notify the Agent of such Note Party’s or of such Note Party’s Subsidiary’s intention to create such Subsidiary or acquire such Equity Interests, and following such notice such Subsidiary will not be created or acquired until such Note Party has caused each Subsidiary to execute a joinder to this Agreement, and the other Transaction Documents and/or, at the election of the Agent, a Guaranty, in each case, in form and substance satisfactory to the Agent and Purchasers.

(l) Notice of Corporate Changes.  The Note Parties shall provide prompt written notice to the Agent of (i) all jurisdictions in which any Note Party or any Subsidiary becomes qualified after the Closing Date to transact business, and (ii) any material change after the Closing Date in the authorized and issued Equity Interests of any Note Party or any Subsidiary or any other material amendment to their applicable charter, by laws or other Organizational Documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments, as applicable.

(m) Notice of Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Note Party or any Subsidiary by any Governmental Authority or any other Person that is material to the operation of any Note Party’s or Subsidiary’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such Consent, (iii) copies of any periodic or special reports filed by any Note Party or Subsidiary with any Governmental Authority or Person, if such reports indicate any material change, (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Note Party or Subsidiary or the industry in which they operate, and (v) the occurrence of any development or event which is reasonably likely to cause any Note Party or Subsidiary not to be in material compliance with applicable Environmental Law or subject to a material Environmental Liability.

(n) ERISA Notices and Requests.  Furnish Agent with immediate written notice in the event that (i) any Note Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Note Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Note Party or any member of the Controlled Group knows or has reason to know that a material non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Note Party or member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Note Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Note Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Note Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Note Party or any member of the Controlled Group shall receive an unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Note Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Note Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Note Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.  Without limiting any of the foregoing, each Note Party shall provide the Agent with copies of all of the final documentation related to any transactions whereby any Plan that is a deferred benefit plan is converted into a Plan that is a defined contribution plan at least ten (10) days prior to the effectiveness of such documents and/or the consummation of such transactions.

(o) [Intentionally Omitted].

(p) Other Information.  With reasonable promptness, each Note Party shall deliver such other information and data with respect to such Note Party or any of its Subsidiaries as from time to time may be reasonably required by the Agent or any Purchaser, including, without limitation and without the necessity of any request by the Agent or any Purchaser, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Note Party’s or any Subsidiary’s opening of any new office or place of business or any Note Party’s or any Subsidiary’s closing of any existing office or place of business, and (c) promptly upon any Note Party’s learning thereof, notice of any labor dispute to which any Note Party or any Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Note Party or any Subsidiary is a party or by which any Note Party or any Subsidiary is bound.  Promptly upon request therefor by the Agent or any Purchaser, the Note Parties shall deliver such other business or financial data, reports, appraisals and projections as the Agent or such Purchaser may reasonably request.

(q) Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement or any other Transaction Document.

8.02 Preservation of Existence.  Each Note Party shall, and shall cause each of its Subsidiaries to:

(a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in each case in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks, in each case that are material to its business, and take all actions necessary to enforce and protect the validity of any intellectual property right;

(b) keep in full force and effect its existence and comply in all material respects with Applicable Laws governing the conduct of its business; and

(c) except as otherwise permitted herein, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any other Transaction Document.

8.03 Payment of Obligations.  Each Note Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless same are being Properly Contested;

(b) all lawful claims which any Note Party or any of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being Properly Contested; and

(c) pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all of its material obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being Properly Contested.

8.04 Compliance with Laws

(a) . Each Note Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law and with the directions of each Governmental Authority having jurisdiction over them or their respective business or property (including all applicable Environmental Laws), including any requirements to undertake Remedial Action.

(b) Each Note Party will, and will cause its Subsidiaries to, comply in all material respects with all Environmental Permits applicable to their business, operations and real property; and obtain and maintain in full force and effect all material Environmental Permits applicable to its business, operations and real property.

(c) Each Note Party will, and will cause its Subsidiaries to ensure that there shall be no Hazardous Materials in, on, at, under, to or from any real property owned, leased or operated by any of the Note Parties or their Subsidiaries except those that are present, used, stored, handled and managed in material compliance with applicable Environmental Laws.

(d) Each Note Party will, and will cause its Subsidiaries to, undertake all actions, including Remedial Actions, at the sole cost and expense of the Note Parties, (i) to address any release of Hazardous Materials in, on, at, under, to or from any real property owned, leased or operated by any of the Note Parties or their Subsidiaries as required pursuant to Environmental Law or the requirements of any governmental or regulatory authority; (ii) to address as may be required by an Environmental Law any environmental conditions relating to any Note Party, Subsidiary, or their respective business or operations or to any real property owned, leased or operated by any of the Note Parties or their Subsidiaries; and (iii) to keep any real property owned, leased or operated by any of the Note Parties or their Subsidiaries free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Note Party, Subsidiary or any other person.

(e) The Note Parties shall provide the Agent with a written notice promptly (and in no event later than five (5) Business Days after any Note Party becomes aware of the following: (1) any material release or threatened release of Hazardous Materials in, on, at, under, to or from any real property owned, leased or operated by any of the Note Parties or their Subsidiaries, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit or applicable Environmental Laws, (2) any material non-compliance with, or material violation of, any Environmental Law applicable to any Note Party or Subsidiary, any Note Party’s or Subsidiary’s business and any real property owned, leased or operated by any of the Note Parties or their Subsidiaries, (3) any Lien pursuant to Environmental Law imposed on any real property owned, leased or operated by any of the Note Parties or their Subsidiaries, (4) any Remedial Action undertaken at any real property owned, leased or operated by any of the Note Parties or their Subsidiaries, and (5) any notice received by a Note Party or Subsidiary from any person or governmental or regulatory authority relating to any material Environmental Liability.

(f) If an Event of Default caused by reason of a breach of Section 5.15 or this Section 8.04 shall have occurred and is not reasonably curable within ten (10) days or shall be continuing for more than thirty (30) days without the Note Parties commencing activities reasonably likely to cure such Event of Default, the Note Parties shall, at the written request of the Agent, (i) provide to the Agent within forty-five (45) days after such request, at the expense of the Note Parties, an environmental assessment report regarding the matters which are the subject of such Event of Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Agent and in the form and substance reasonably acceptable to the Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law, which noncompliance or violation resulted in the relevant Event of Default hereunder; (iii) promptly undertake all response actions required by Environmental Laws to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Agent to the extent such actions are necessary to eliminate the basis of any Event of Default; and (iv) permit the Agent and its representatives to have access to  all real property owned, leased or operated by any of the Note Parties and their Subsidiaries which are the subject of such Event of Default for the purpose of conducting such environmental audits and testing as is reasonably necessary, including subsurface sampling of soil and groundwater, the cost for which shall be payable by the Note Parties.

8.05 Violations
Each Note Party shall promptly notify Agent in writing of any material violation of Applicable Law of any Governmental Authority, applicable to such Note Party or any of its Subsidiaries.

8.06 Board Observer Each Note Party shall give Agent notice of (in the same manner as notice is given to directors), and permit one person designated by Agent to attend as observer, all meetings of its Board of Directors and all executive and other committee meetings of its Board of Directors and shall provide to Agent the same information concerning the Note Parties and their Subsidiaries, and access thereto, provided to members of the Note Parties’ respective Board of Directors and such committees, as applicable.  The reasonable expenses incurred by any such designee of Agent in attending any board or committee meetings shall be reimbursed by the Note Parties; provided, that the Note Parties will not be required to permit a person designated by Agent to attend, as an observer, any meeting of its Board of Directors or such committees or provide information to Agent as provided to its Board of Directors or such committees, in each case (i) to the extent that the respective body, based on written advice from counsel, reasonably determines that such exclusion is required to protect attorney-client privilege or (ii) in the event the Board of Directors of the Note Parties reasonably determines that a conflict of interest may exist between Agent and the Note Parties, including, but not limited to, any portion of any meeting of the Board of Directors concerning this Agreement, any Transaction Document or the relationship and business between the Agent, the Purchasers and/or the Note Parties.

8.07 Inspection.  Each Note Party will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent and each Purchaser to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice; provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of the Agent or any Purchaser, including any knowledge obtained by the Agent or any Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Agent and Purchasers may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

8.08 Payment of the Notes.  The Issuers shall pay the principal of, interest on and other amounts due in respect of, the Notes on the dates and in the manner provided in the Notes and this Agreement.  Failure to make any such payment shall constitute a Default or Event of Default, as applicable, under Section 11.01(a) or 11.01(b), as applicable.

8.09 Insurance.  Each Note Party shall maintain or cause to be maintained, and shall cause its Subsidiaries to maintain or cause to be maintained, in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made, and shall cause its Subsidiaries to make or cause to be made, all appropriate repairs, renewals and replacements thereof.  Each Note Party and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds customarily carried or maintained by a company of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent.  Without limiting the foregoing, each Note Party and its Subsidiaries will establish on the Closing Date and maintain at all times thereafter (a) business interruption insurance in an amount satisfactory to the Agent, (b) products liability insurance coverage for the Note Parties in amounts satisfactory to the Agent and (c) key-man or other life insurance policy on the life of Jeffrey S. Cosman in an amount not less than $15,000,000.  All such insurance policies shall provide that they may not be canceled unless the insurance carrier gives at least thirty (30) days’ prior written notice of such cancellation to Agent.  If any Note Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, upon notice to such Note Party, may obtain such insurance and pay the premium therefor on behalf of such Note Party, and such expenses so paid shall be part of the Obligations.

8.10 Books and Records.  Each Note Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Note Party and each of its Subsidiaries in accordance with GAAP consistently applied to the Note Parties and their Subsidiaries taken as a whole.

8.11 Use of Proceeds

(a) The Note Parties will use the proceeds of the sale of the Note A and Note B hereunder only as follows:  (i) to refinance certain existing indebtedness of the Issuer owed to Comerica Bank, (ii) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, and (iii) for general corporate purposes.

(b) The Note Parties will use the proceeds of the sale of the Delayed Draw Note C hereunder only as follows:  (i) to consummate the Key Equipment Acquisition, (ii) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, and (iii) for general corporate purposes.

(c) No proceeds of the Notes will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the sale of any Notes nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

8.12 Standards of Financial Statements.  The Note Parties shall cause all financial statements referred to in Sections 8.01(a), (b), (c) and (h), as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

8.13 [Reserved].

8.14 Collateral Access Agreements.  Upon Agent’s request, each applicable Note Party shall obtain Collateral Access Agreements from the lessor of each leased property leased by such Note Party after the Closing Date where Collateral is stored or located prior to entering into any lease with respect to such leased property.

8.15 Control Agreements; Cash Management Systems

(a) Each Note Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person as of or after the Closing Date, provided however that the foregoing shall not apply to (i) any payroll account so long as such payroll account is a zero balance account, or (ii) withholding Tax, employee benefits and similar fiduciary accounts. After the occurrence and during the continuation of an Event of Default, the Agent shall be entitled to deliver a notice to any financial institution that is party to a Control Agreement of its exercise of control over any deposit, securities, commodity or other account subject to such Control Agreement.

(b) Each Note Party shall, if requested by Agent at any time, provide, and shall cause its Subsidiaries to provide, the Agent with electronic access to each of its depositary, securities intermediary or commodities intermediary accounts so that the Agent may monitor the activity in such accounts.

8.16 Additional Rolling Stock.  Promptly (and in any event within forty-five (45) Business Days) after Issuer acquires additional Rolling Stock subject to a certificate of title, Issuer shall deliver to Agent (a) the certificate of title for all such additional Rolling Stock so acquired by Issuer and shall cause those title certificates to be filed (with the Agent’s Liens noted thereon) in the appropriate filing office and (b) the information required by Section 5.39 with respect to such Rolling Stock.

ARTICLE 9.

NEGATIVE COVENANTS

Until the payment in full of all principal of and interest on the Notes and all other amounts due to the Agent and Purchasers under this Agreement and the other Transaction Documents, including all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, each Note Party covenants and agrees with the Agent and Purchasers as set forth in this Article 9:

9.01 Fundamental Changes; Consolidations, Mergers and Acquisitions.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Agent: (a) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, (b) sell, lease, transfer or otherwise dispose of any of its properties or assets, except dispositions of inventory in the Ordinary Course of Business, (c) sell, transfer or otherwise dispose or otherwise reduce the Note Parties’ aggregate number of owned vehicles in its fleet by more than ten percent (10%) in any fiscal year.

9.02 Creation of Liens.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens, including Liens disclosed on Schedule 9.02.

9.03 Guarantees.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Purchasers) except (a) guarantees made in the Ordinary Course of Business up to an aggregate amount of $250,000, and (b) guarantees of a Note Party in respect of obligations of another Note Party incurred in the Ordinary Course of Business, (c) the endorsement of checks in the Ordinary Course of Business.

9.04 Investments.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly make any Investments, except:

(a) investments in Cash and Cash Equivalents;

(b) investments existing on the Closing Date as set forth on Schedule 9.04 hereto;

(c) investments in domestic Wholly-Owned Subsidiaries of such Note Party created or acquired after the Closing Date, to the extent permitted hereunder;

(d) loans permitted by Section 9.05;

(e) investments by the Note Parties and their respective Subsidiaries in unfinanced (cash) Capital Expenditures in an aggregate amount not to exceed the amount set forth below for such period for all Note Parties and their respective Subsidiaries:

Test Period:	Capital Expenditures
For the three month period ended September 30, 2015	$175,000
For the sixth month period ended December 31, 2015	$275,000
For the ninth month period ended March 31, 2016	$400,000
For the twelve month period ended June 30, 2016	$550,000
For the twelve month period ended September 30, 2016 and each twelve month period thereafter	$550,000

; and

(f)  investments by the Note Parties and their respective Subsidiaries in financed Capital Expenditures.

9.05 Loans.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly make or have outstanding advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate, except for (a) advances, loans or extensions of credit to other Note Parties and (b) the extension of commercial trade credit in connection with the sale of inventory in the Ordinary Course of Business.

9.06 Restricted Payments.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly declare, pay or make any Restricted Payments except (i) the payment constituting a salary to Jeffrey S. Cosman in an aggregate amount not to exceed $250,000 for any twelve (12) month period so long as the Agent has received satisfactory evidence in the Agent’s sole discretion that the pro forma Adjusted EBITDA of Issuer and its Subsidiaries, on a Consolidated Basis for the most recently ended fiscal month is greater than or equal to $6,000,000 and (ii) the payment or making of Restricted Payments to another Note Party.

9.07 Indebtedness.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness except:

(a) unsecured trade Indebtedness incurred in the Ordinary Course of Business in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(b) the Indebtedness created under this Agreement;

(c) Capitalized Lease Obligations for Capital Expenditures permitted under Section 9.04(e);

(d) Indebtedness for Capital Expenditures permitted under Section 9.04(f), including Purchase Money Indebtedness and Capitalized Lease Obligations, in each case incurred in connection with such Capital Expenditures;

(e) Indebtedness disclosed on Schedule 9.07 and any Permitted Refinancing thereof;

(f) the Indebtedness secured by (i) that certain Deed of Trust dated as of the Delayed Draw Funding Date for the owned Real Property located at 13507 Northwest Industrial Drive, Bridgeton, Missouri 63044, among Great Southern Bank and Meridian Land Company, LLC (the “Great Southern Missouri Deed of Trust”) and (ii) that certain Deed of Trust dated as of the Delayed Draw Funding Date for the owned Real Property located at 6716 & 6720 Berger Avenue, Kansas City, Kansas 66111, among Great Southern Bank and Meridian Land Company, LLC (the “Great Southern Kansas Deed of Trust” and together with the Great Southern Missouri Deed of Trust, the “Great Southern Deeds of Trust”) and any Permitted Refinancing thereof;

(g) the Subordinated Seller Indebtedness;

(h) the Enterprise Bank Revolving Indebtedness; and

(i) guaranty obligations permitted pursuant to Section 9.03 hereof.

9.08 Nature of Business.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged, or except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business and where such assets or property are useful in, necessary for and are to be used in its business as presently conducted.

9.09 Transactions with Affiliates.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions in the Ordinary Course of Business, entered into on an arm’s-length basis on fair and reasonable terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; (ii) the payment of customary and reasonable directors’ fees to directors who are not employees of the Note Parties or any Affiliate of the Note Parties as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial duties and the payment of indemnities owing to them as directors; or (iii) or payment of a salary to Jeffrey S. Cosman as set forth herein.

9.10   Holdings and Brooklyn Acquisition.Holdings and Brooklyn Acquisition each shall not (a) have any liabilities (other than liabilities arising under this Agreement and the other Transaction Documents, liabilities incidental to the conduct of its business as a holding company, or other Indebtedness or liabilities expressly permitted by this Agreement), (b) own any assets (other than (i) with respect to Holdings, Equity Interests of the Issuers or Brooklyn Acquisition or (ii) with respect to Brooklyn Acquisition, Equity Interests of the Issuers) or (c) engage in any operations or business (other than (i) with respect to Holdings, ownership of the Issuers and Brooklyn Acquisition, and activities related to such ownership, the activities and contractual rights incidental to the maintenance of its corporate existence and its ownership of the Issuers and Brooklyn Acquisition, as the case may be, (ii) with respect to Brooklyn Acquisition, ownership of the Issuers and activities related to such ownership, the activities and contractual rights incidental to the maintenance of its corporate existence and its ownership of the Issuers, as the case may be, or (iii) being party to or having obligations under its Organizational Documents, employment agreements, agreements entered into as permitted by this Agreement or other agreements incidental to its existence).

9.11 Subsidiaries; Partnerships; Joint Ventures.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, form any Subsidiary (other than a Subsidiary, the formation of which shall have been consented to in advance in writing by the Required Purchasers), or enter into any partnership, joint venture or similar arrangement.

9.12 Fiscal Year and Accounting Changes.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, directly or indirectly maintain a fiscal year other than a year ending on December 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in Tax reporting treatment except as required by Applicable Law.

9.13 Amendment of Organizational Documents.  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, amend, modify or waive any material term or material provision of its Organizational Documents unless required by Applicable Law.

9.14 Limitation on Modifications of Indebtedness; Modifications of Certain Other Agreements; Etc..  No Note Party shall, and no Note Party shall permit any of its Subsidiaries to, (i) amend or modify, or permit the amendment or modification of, any provision of the Indebtedness described in Section 9.07 hereto or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to such Indebtedness which do not in any way adversely affect the interests of the Purchasers and are otherwise permitted under Section 9.07, (ii) amend or modify, or permit the amendment or modification of, any provision of the Great Southern Deeds of Trust except to the extent permitted by the terms of the Lien Priority Agreement, (iii) amend or modify, or permit the amendment or modification of, any provision of the Subordinated Seller Indebtedness except to the extent permitted by the terms of the Subordination Agreement, (iv) amend or modify, or permit the amendment or modification of, any provision of the Key Equipment Acquisition Agreement in any manner materially adverse to the Purchasers, determined by the Purchasers in their sole discretion, (v) amend or modify, or permit the amendment or modification of, any provision of the Enterprise Bank Revolving Indebtedness except to the extent permitted by the terms of the Intercreditor Agreement or (vi) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness which is contractually subordinated to the Notes.

9.15 Financial Covenants

(a) Minimum Fixed Charge Coverage Ratio.  The Note Parties shall not permit the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries, on a Consolidated Basis, as of the last day of each test period set forth below, to be less than 1.50:1.00.

(b) Minimum EBITDA (Quarterly).

(i) The Note Parties shall not permit the Adjusted EBITDA of Holdings and its Subsidiaries, on a Consolidated Basis, as of the last day of each test period set forth below, to be less than the amount set forth below for such period:

Test Period:	Minimum EBITDA
For the three month period ended September 30, 2015	$900,000
For the sixth month period ended December 31, 2015	$1,700,000
For the ninth month period ended March 31, 2016	$2,750,000
For the twelve month period ended June 30, 2016	$3,800,000
For the twelve month period ended September 30, 2016	$3,800,000
For the twelve month period ended December 31, 2016	$3,800,000
For the twelve month period ended March 31, 2017	$3,800,000
For the twelve month period ended June 30, 2017	$3,800,000
For the twelve month period ended September 30, 2017	$3,800,000
For the twelve month period ended December 31, 2017	$3,800,000
For the twelve month period ended March 31, 2018 and each twelve month period thereafter	$4,000,000

(ii) In the event the Key Equipment Acquisition does not occur on or prior to the Delayed Draw Note C Termination Date,  the Note Parties shall not permit the Adjusted EBITDA of Holdings and its Subsidiaries, on a Consolidated Basis, as of the last day of each test period set forth below, to be less than the amount set forth below for such period and, for the avoidance of doubt, Section 9.15(b)(i) shall be deemed to be null and void, of no other force and effect as of the Delayed Draw Note C Termination Date:

Test Period:	Minimum EBITDA
For the three month period ended September 30, 2015	$600,000
For the sixth month period ended December 31, 2015	$1,250,000
For the ninth month period ended March 31, 2016	$2,000,000
For the twelve month period ended June 30, 2016	$2,650,000
For the twelve month period ended September 30, 2016	$2,650,000
For the twelve month period ended December 31, 2016	$2,650,000
For the twelve month period ended March 31, 2017	$2,800,000
For the twelve month period ended June 30, 2017	$2,800,000
For the twelve month period ended September 30, 2017	$2,800,000
For the twelve month period ended December 31, 2017	$2,800,000
For the twelve month period ended March 31, 2018	$2,800,000
For the twelve month period ended June 30, 2018	$2,800,000
For the twelve month period ended September 30, 2018	$2,800,000
For the twelve month period ended December 31, 2018	$2,800,000
For the twelve month period ended March 31, 2019 and each twelve month period thereafter	$3,000,000

(c) Minimum EBITDA (Monthly).  The Note Parties shall not permit the Adjusted EBITDA of Holdings and its Subsidiaries, on a Consolidated Basis, as of the last day of each calendar month period to be less than $0.

(d) Maximum Total Funded Debt to EBITDA Ratio.  The Note Parties shall not permit the Total Funded Debt to EBITDA Ratio of Holdings and its Subsidiaries, on a Consolidated Basis, as of the last day of each test period set forth below, to be greater than the amount set forth below for such period:

Test Period:	Maximum Total Funded Debt to EBITDA Ratio:
For the sixth month period ended December 31, 2015	3.90:1.00
For the ninth month period ended March 31, 2016	3.90:1.00
For the twelve month period ended June 30, 2016	3.90:1.00
For the twelve month period ended September 30, 2016	3.90:1.00
For the twelve month period ended December 31, 2016	3.90:1.00
For the twelve month period ended March 31, 2017	3.75: 1.0
For the twelve month period ended June 30, 2017	3.75: 1.0
For the twelve month period ended September 30, 2017	3.75: 1.0
For the twelve month period ended December 31, 2017	3.75: 1.0
For the twelve month period ended March 31, 2018 and each twelve month period thereafter	3.70: 1.0

9.16 Compliance with ERISA.  No Note Party shall, nor shall any Note Party permit any of its Subsidiaries, to (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.22, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code; (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Note Party or any member of the Controlled Group or the imposition of a Lien on the property of any Note Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.22, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Purchasers of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan , (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

9.17 Prepayment of Indebtedness.  No Note Party shall, nor shall any Note Party permit any of its Subsidiaries to, at any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness, in each case, other than the Obligations and Indebtedness described in Sections 9.07(c), 9.07(e)  and 9.07(f).

9.18 Anti-Terrorism Laws.  No Note Party shall, nor shall any Note Party permit any Affiliate or agent to: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224 and (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  Each Note Party shall deliver to Agent any certification or other evidence reasonably requested from time to time by Agent, in its sole discretion, confirming such Note Party’s compliance with this Section.

9.19 Trading with the Enemy Act.  No Note Party shall nor shall any Note Party permit any of its Subsidiaries to engage in any business or activity in violation of the Trading with the Enemy Act.

9.20 Additional Negative Pledges.  No Note Party shall, nor shall any Note Party permit any of its Subsidiaries, to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person) on the creation or existence of any Lien upon the assets of any Note Party or any of its Subsidiaries, other than Permitted Liens or (ii) any contractual obligation which may restrict or inhibit Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

9.21 Sale and Leaseback.  No Note Party shall, nor shall any Note Party permit any of its Subsidiaries, directly or indirectly, to enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

ARTICLE 10.

PRINCIPAL PAYMENTS

10.01 Optional Prepayments

.  The Issuers may prepay the outstanding principal amount of the Notes as follows:

(a) The Issuers may, at their option, at any time upon notice given to Agent as provided in Section 10.01(b), prepay all or any portion of the outstanding principal amount of the Notes, solely on a ratable basis, by payment to the Purchasers, together with the applicable Prepayment Premium (regardless of whether an Event of Default exists, an insolvency proceeding has commenced or any of the Obligations have been accelerated), all Interest accrued and unpaid on the principal amount of the Notes so prepaid through the date of such prepayment, and reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment.

(b) The Issuers shall give written notice of prepayment of the Notes pursuant to this Section 10.01 not less than ten (10) nor more than sixty (60) days prior to the date fixed for such prepayment.  Such notice of prepayment pursuant to this Section 10.01 shall be given in the manner specified in Section 12.02 of this Agreement.  Upon notice of prepayment pursuant to this Section 10.01 being given by the Issuers, the Issuers covenant and agree that they will prepay, on the date therein fixed for prepayment, the Notes or the portion thereof so called for prepayment, together with the applicable Prepayment Premium in respect of the principal amount of the Notes so called for prepayment, together with Interest accrued and unpaid thereon to the date fixed for such prepayment, and the costs and expenses referred to in Section 10.01(a).

(c) Any optional prepayment under this Section 10.01 shall include payment of accrued and unpaid Interest on the principal amount of the Notes so prepaid and shall be applied first to all costs, expenses and indemnities payable under this Agreement, then to payment of default interest, if any, then to accrued but unpaid Interest, if any, and thereafter to the principal amount of such Notes.

(d) Any Prepayment Premium payable in accordance with this Section 10.01 shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination, and the Note Parties agree that it is reasonable under the circumstances currently existing. The Note Parties expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Purchasers and the Note Parties giving specific consideration in this transaction and the transactions contemplated by this Agreement for such agreement to pay the Prepayment Premium, and (D) the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 10.01(d).

10.02 Mandatory Prepayments

(a) Liquidity Event.  Upon the occurrence of a Liquidity Event, and regardless of whether an Event of Default exists or any of the Obligations have been accelerated, the Issuers shall, prepay the entire outstanding amount of all Obligations, together with the applicable Prepayment Premium, all Interest accrued and unpaid through the date of such prepayment and reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment.  For the purposes hereof, “Liquidity Event” means (i) the occurrence of a Change of Control, (ii) the liquidation, dissolution or winding up of any Note Party or of one or more of its Subsidiaries that, individually or in the aggregate, constitute a material part of the business, operations or assets of the Note Parties and all of their respective Subsidiaries, taken as a whole or (iii) the sale of all or substantially all of the assets of any Note Party.  The Issuers shall give written notice to the Agent of any mandatory prepayment pursuant to this Section 10.02(a) at least five (5) Business Days prior to the date of such prepayment.  Such notice shall be given in the manner specified in Section 12.02 of this Agreement.

(b) Extraordinary Receipts. Within three (3) Business Days of the date of receipt by any Note Party or any Subsidiary thereof of any Extraordinary Receipts in excess of $50,000 in any fiscal year, Issuers shall prepay the outstanding principal amount of the Notes in accordance with Section 10.04 in an amount equal to one hundred percent (100.0%) of such Extraordinary Receipts, net of any reasonable costs and expenses incurred in collecting such Extraordinary Receipts.  Each prepayment under this Section 10.02(b) shall include the applicable Prepayment Premium in respect of the principal amount of the Notes so prepaid, regardless of whether an Event of Default exists or any of the Obligations have been accelerated.

(c) Indebtedness.  Within three (3) Business Days of the date of incurrence any Note Party or any Subsidiary thereof of any Indebtedness (other than Indebtedness permitted under Section 9.07), Issuers shall prepay the outstanding principal amount of the Notes in accordance with Section 10.04 in an amount equal to one hundred percent (100.0%) of the net cash proceeds received by such Person in connection with such incurrence of Indebtedness.  Each prepayment under this Section 10.02(c) shall include the applicable Prepayment Premium in respect of the principal amount of the Notes so prepaid, regardless of whether an Event of Default exists or any of the Obligations have been accelerated.

(d) [Intentionally Omitted].

(e) Asset Dispositions.  Within three (3) Business Days of the date of receipt by any Note Party or any Subsidiary thereof of the net cash proceeds of any voluntary or involuntary sale, lease, transfer or other disposition (including as a result of a non-Rolling Stock casualty or condemnation event) of any of its properties or assets, except (i) dispositions of inventory in the Ordinary Course of Business and (ii) dispositions or sales of obsolete or worn-out equipment or Rolling Stock in the Ordinary Course of Business, and only to the extent that the proceeds of any such disposition are used to acquire replacement equipment or Rolling Stock, as applicable, which is subject to Agent’s security interests, Issuer shall prepay the outstanding principal amount of the Notes in accordance with Section 10.04 in an amount equal to one hundred percent (100.0%) of such net cash proceeds (including condemnation awards, payments in lieu thereof, non-Rolling Stock casualty proceeds and other insurance reimbursements or proceeds).  Nothing in the foregoing shall be construed to constitute consent by Agent or by any Purchaser to any transaction not expressly permitted by the terms of this Agreement.  Each prepayment under this Section 10.02(e) shall include the applicable Prepayment Premium in respect of the principal amount of the Notes so prepaid, regardless of whether an Event of Default exists or any of the Obligations have been accelerated.

(f) [Intentionally Omitted].

(g) Any Prepayment Premium payable in accordance with this Section 10.02 shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early termination, and the Note Parties agree that it is reasonable under the circumstances currently existing.  THE CREDIT PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM.  The Note Parties expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Purchasers and the Note Parties giving specific consideration in this transaction and the transactions contemplated by this Agreement for such agreement to pay the Prepayment Premium and (D) the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 10.02(g).

10.03 Scheduled Payments.  The entire amount of all outstanding Obligations (including without limitation the outstanding principal amount of the Notes and all accrued and unpaid Interest in respect thereof) shall be paid in full on the Maturity Date.

10.04 Application of Payments

(a) All mandatory prepayments under Section 10.02 shall be accompanied by (i) all Interest in respect of the Notes prepaid that is accrued and unpaid through the date of such prepayment, (ii) the Prepayment Premium in respect of the Note B and Delayed Draw Note C required to be so prepaid and (iii) reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment.  Upon any payment or prepayment of any Notes pursuant to any provision of this Agreement, the principal amount so paid or prepaid shall be allocated to all outstanding Notes on a ratable basis (based upon the proportion of the respective outstanding principal amount of the total Notes) until all such Notes have been paid in full.

(b) Any payment or prepayment of any of the Notes shall be made to the same accounts and in the same manner as provided in Section 2.06(a).

10.05 Right to Decline Prepayments. Any mandatory prepayment under Section 10.02 may be declined in whole or in part by any Purchaser without prejudice to such Purchaser’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment.  If a Purchaser chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, the other Purchasers that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Purchasers, such declined proceeds shall be retained by the Issuers).

ARTICLE 11.

EVENTS OF DEFAULT; REMEDIES

11.01 Events of Default

.  An “Event of Default” shall occur if:

(a) any Note Party shall default in the payment of the principal amount of the Notes, when and as the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise; or

(b) any Note Party shall default in the payment of any installment of Interest or any other amount due under this Agreement or the Notes (other than as set forth in clause (a) of this Section 11.01) according to its terms, when and as the same shall become due and payable; or

(c) any Note Party or any of its Subsidiaries shall default in the due observance or performance of any covenant to be observed or performed pursuant to Sections 8.01, 8.02, 8.03, 8.14 or Article 9 of this Agreement; or

(d) any Note Party or any of its Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of such Note Party or such Subsidiary to be observed or performed pursuant to the terms hereof or any of the Transaction Documents (other than those referred to in clauses (a), (b) or (c) of this Section 11.01), and such default shall continue for fifteen (15) days after the earliest of (A) if any Note Party has knowledge of such default, the date such Note Party is required pursuant to the Transaction Documents or otherwise to give notice thereof to the Agent or Purchasers (whether or not such notice is actually given) or (B) the date of written notice thereof, specifying such default, shall have been given to the Note Parties by Agent or any Purchaser; or

(e) any representation, warranty or certification made by or on behalf of any Note Party or any of its Subsidiaries in this Agreement, the Notes, the other Transaction Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect (without duplication of any materiality qualification therein) when made; or

(f) any default shall occur under (i) any Indebtedness of any Note Party or any of its Subsidiaries in an amount in excess of $500,000 for any Note Party or its Subsidiaries or $1,000,000 for all Note Parties and their respective Subsidiaries, (ii) the Indebtedness secured by the Great Southern Deeds of Trust, (iii) the Subordinated Seller Indebtedness or (iv) the Enterprise Bank Revolving Indebtedness, in each case which the Note Parties fail to cure within any applicable cure period; or

(g) any uninsured damage to or loss, theft or destruction of any assets of any Note Party or any of its Subsidiaries shall occur that is in excess of $500,000 in the aggregate for all Note Parties and Subsidiaries; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of any Note Party or any of its Subsidiaries, or of a substantial part of any of their respective property or assets, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Note Party or any of its Subsidiaries, or for a substantial part of any of their respective property or assets, or (C) the winding up or liquidation of any Note Party or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Note Party or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar Applicable Law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) of this Section 11.01, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official, for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (G) take any action for the purpose of effecting any of the foregoing; or

(j) the entering of any final judgment against any Note Party in excess of $250,000 individually or $500,000 in the aggregate in any litigation, administrative proceeding, action, proceeding, claim or investigation, unless such final judgment is discharged, bonded or stayed within thirty (30) days from the decree thereof; or

(k) any Note Party or any of its Subsidiaries shall commence legal action challenging the validity and binding effect of any provision of any of the Transaction Documents or any of the Transaction Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or, if in the case of the Transaction Documents intended to provide a Lien in favor of the Agent or any Purchaser, fail to create a valid, perfected, and except to the extent permitted by the terms of this Agreement, first priority Lien (except for Permitted Liens that by operation of law would take priority) on, or security interest in, any of the Collateral purported to be covered; or

(l) unless otherwise waived or consented to by the Required Purchasers in writing, the subordination provisions relating to any Indebtedness subordinated to the Indebtedness pursuant to the Notes and the Agreement (collectively, the “Subordination Provisions”) shall fail to be enforceable by the Agent and the Purchasers in accordance with the terms thereof, or the monetary obligations pursuant to the Notes and this Agreement shall fail to constitute “Senior Debt” (or similar term) referring to such obligations; or any Note Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Agent and the Purchasers or (iii) that all payments of principal of or premium and interest on the such subordinated Indebtedness, or realized from the liquidation of any property of any Note Party or Subsidiary, shall be subject to any of such Subordination Provisions; or

(m) the occurrence of any event or condition that could reasonably be expected to have a Material Adverse Effect.

11.02 Acceleration and Remedies.  If an Event of Default occurs under Section 11.01(h) or (i), then the entire amount of all outstanding Obligations (including without limitation the outstanding principal amount of, and all accrued Interest on, the Notes, and all fees and expenses due under this Agreement or any other Transaction Document) shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  If any other Event of Default occurs and is continuing, Agent may, and at the request of the Required Purchasers shall, by written notice to the Note Parties, declare the entire amount of all outstanding Obligations (including without limitation the outstanding principal amount of, and all accrued Interest on, the Notes, and all fees and expenses due under this Agreement or any other Transaction Document), or any portion of the foregoing, to be immediately due and payable.  Upon any such declaration, such Obligations shall become immediately due and payable.  The Required Purchasers may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or Interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.  Any notice or rescission shall be given in the manner specified in Section 12.02 hereof.  Upon the occurrence of an Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under any of the other Transaction Documents, under the UCC and at law or equity generally, including the right to foreclose the security interests granted and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process, subject to applicable law and the UCC.

11.03 Application of Proceeds.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Notes or any other amounts outstanding under any of the Transaction Documents or in respect of the Collateral may, at Agent’s discretion, or shall, at the direction of the Required Purchasers, be paid over or delivered as follows:

(a) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Purchasers under this Agreement and the other Transaction Documents;

(b) SECOND, to the payment of any fees owed to the Agent;

(c) THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Purchasers to the extent owing to such Purchaser pursuant to the terms of this Agreement or the other Transaction Documents;

(d) FOURTH, ratably, to the payment of all accrued fees and Interest in respect of the Notes, this Agreement or the other Transaction Documents, in each case which have not been included in the principal amount of the Notes;

(e) FIFTH, ratably, to the payment of the principal amount of the Notes;

(f) SIXTH, to all other Obligations which shall have become due and payable under the Transaction Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

(g) SEVENTH, the balance, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Purchasers shall receive an amount equal to its pro rata share (based on the proportion that the principal amount of the Notes held by such Purchaser bears to the aggregate then outstanding principal amount of the Notes) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

ARTICLE 12.

MISCELLANEOUS

12.01 Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Agent or any Purchaser, acceptance of the Notes and payment therefore, or termination of this Agreement.

12.02 Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile (with receipt confirmed), electronic transmission (i.e., e-mail), courier service or personal delivery:

if to Agent:

Praesidian Capital Opportunity Fund III, LP
c/o Praesidian Capital
419 Park Avenue South
New York, NY 10016
Facsimile:                      (212) 520-2601
Attention:                      Glenn C. Harrison

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Facsimile:                      (617) 526-9899
Attention:                      Sabrina Rusnak-Carlson, Esq.

if to any Note Party:

Meridian Waste Solutions, Inc.
12540 Broadwell Road, Suite 1203
Milton, GA 30004
Attention:                      Jeffrey S. Cosman

with a copy to:

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway
Building 700, Suite 730
Roswell, GA 30076
Facsimile:                      (678) 566-6938
Attention:                      Richard J. Dreger, Esq.

All such notices and communications shall be deemed to be effective: (i) in the case of hand-delivery, when delivered; (ii) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such notice or communication receives confirmation of the delivery thereof from its own facsimile machine; (iii) in the case of electronic transmission, when actually received; (iv) in the case of mail, five (5) Business Days after being deposited in the mail, postage prepaid; or (v) if given by any other means (including by overnight courier), when actually received.

12.03 Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws and, subject to the prior written consent of the Issuers and Agent, as applicable (such consent of the Issuers not to be unreasonably withheld or delayed, and shall be deemed provided unless expressly withheld by the Issuers within three (3) Business Days of written request therefor), Agent and each Purchaser may assign any of its rights under any of the Transaction Documents to any Eligible Assignee, and any holder of the Notes may assign, in whole or in part, the Notes to any Eligible Assignee; provided, however, that (i) no such consent of the Issuers will be required (A) with respect to any assignment to another existing Purchaser, the parent company of any Purchaser or any Affiliate of any Purchaser, or (B) during the continuation of any Event of Default and (ii) no such consent of the Agent will be required with respect to any assignment to any Affiliate of any Purchaser or to an existing Purchaser.  No Note Party may assign any of their respective rights, or delegate any of its obligations, under this Agreement or any of the other Transaction Documents without the prior written consent of the Purchasers, and any such purported assignment by any Note Party without the written consent of the Purchasers shall be void and of no effect.  Except as provided in Article 7, no Person other than the parties hereto and to the other Transaction Documents and their successors and permitted assigns is intended to be a beneficiary of any of such Transaction Documents.

(b) Notwithstanding anything in this Agreement or any Transaction Document to the contrary, there shall be no limitation or restriction on (x) the ability of Agent or any Purchaser to pledge, or otherwise grant a security interest in, this Agreement, any Note, or any of the other Transaction Documents, or any of its rights thereunder, to any lender or other funding or financing source of such Agent or Purchaser or (y) the assignment or other transfer in connection with the realization of any such pledge or other security interest.

12.04 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any Modification of this Agreement, the Notes or any other Transaction Document, shall be effective as to the Purchasers (i) only if it is made or given in writing and signed by each Note Party and the Required Purchasers, except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement or any other Transaction Document shall change the maturity of any Note, or change the principal of, or the rate, method of computation or time of payment of interest on or any fee payable with respect to, any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any amendment, supplement or modification, and (ii) only in the specific instance and for the specific purpose for which made or given.  No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.  Except where notice is specifically required by this Agreement, no notice to or demand on any Note Party in any case shall entitle such Note Party to any other or further notice or demand in similar or other circumstances.

12.05 Signatures; Counterparts

.  Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.06 Headings

.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.07 GOVERNING LAW

.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

12.08 JURISDICTION; JURY TRIAL WAIVER.

(a) EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.02, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT, ANY PURCHASER OR THE HOLDER OF ANY OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH CREDIT PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR SUCH PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT AGENT AND EACH PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

12.09 Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provisions of this Agreement with valid, legal and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provisions.

12.10 Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive.

12.11 Entire Agreement.  This Agreement and the other Transaction Documents, together with the exhibits and schedules hereto and thereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement and the other Transaction Documents, together with the exhibits and schedules hereto and thereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12 Certain Expenses.  The Note Parties will pay all expenses of the Agent and Purchasers (including fees, charges and disbursements of counsel) in connection with (i) any amendment, supplement, modification, replacement of or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto (including a response to a request by any Note Party for the Purchasers’ consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents, (ii) all efforts made to enforce payment of the Notes, (iii) instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Purchaser’s rights hereunder or the Subordination Agreement and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, including expenses incurred during any workout, restructuring or negotiations in respect of such Notes, (iv) all efforts made by the Agent and Purchasers to maintain and administer the Notes, (v) defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Purchaser’s transactions with any Note Party or (vi) any advice given to any Agent or any Purchaser with respect to its rights and obligations under this Agreement or the Subordination Agreement and all related agreements, documents and instruments.

12.13 Publicity.  Except as may be required by Applicable Law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.  Notwithstanding the foregoing, any Purchaser or any Affiliate of any Purchaser may (i) disclose a general description of transactions arising under the Transaction Documents for advertising, marketing or other similar purposes, and (ii) use any Note Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes, and, in each case, may post such information on its website.

12.14 Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including any post-closing assignment(s) by any Purchaser of a portion of the Notes to a Person not currently a party hereto.

12.15 Joint and Several Liability of Issuers.

(a) Each Issuer acknowledges that it is jointly and severally liable for all of the Obligations.  Each Issuer expressly understands, agrees and acknowledges that (i) Issuers are all Affiliated entities by common ownership, (ii) each Issuer desires to have the availability of common loans instead of separate loans, (iii) each Issuer has requested that Purchasers extend the loans on the terms herein provided, (iv) each Issuer will nonetheless benefit by the making of all such loans by each Purchaser and the availability of a single loan of a size greater than each could independently warrant, (v) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Transaction Documents shall be applicable to and shall be binding upon each Issuer and (vi) Issuers have each executed or will execute the Notes as co-makers of the Notes and that it would not be able to obtain the loans provided by Purchasers hereunder without the financial support provided by the other Issuers.

(b) Each Issuer, to the extent not directly liable therefor, hereby guarantees the prompt payment and performance in full of all Obligations.  Such guarantee constitutes a guarantee of payment and not of collection.  Each Issuer’s obligations under this Agreement shall, to the fullest extent permitted by Law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Note Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Note Party, (ii) the absence of any attempt to collect the Obligations from any other Note Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Purchaser with respect to any provision of any instrument evidencing the Obligations of any other Note Party or any part thereof, or any other agreement now or hereafter executed by any other Note Party and delivered to any Purchaser, (iv) any Purchaser’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (v) any borrowing or grant of a security interest by any other Note Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of any Purchaser’s claim(s) for the repayment of the Obligations of any other Note Party under Section 502 of the Bankruptcy Code or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Note Party (other than actual indefeasible payment in full in cash).  With respect to any Issuer’s Obligations arising as a result of the joint and several liability of Issuers hereunder with respect to loans or other extensions of credit made to any of the other Issuers hereunder, until the Obligations have been indefeasibly paid in full, such Issuer hereby waives any right to enforce any right of subrogation or any remedy which any Purchaser now has or may hereafter have against any other Note Party, or any endorser of all or any part of the Obligations.  During the existence of any Event of Default, any Purchaser may proceed directly and at once, without notice, against any Issuer to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Note Party or any other Person.  Each Issuer consents and agrees that Purchasers shall be under no obligation to marshal any assets in favor of any Note Party or against or in payment of any or all of the Obligations.

(c) Each Issuer is obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Transaction Documents. Without prejudice to any subrogation rights that may apply after the Obligations have been indefeasibly paid in full, to the extent that any Issuer shall, under this Agreement as a joint and several obligor (or, if any court holds that such Issuer is a guarantor and not a principal obligor, in its capacity as a guarantor), repay any of the Obligations constituting loans made to another Issuer hereunder or other Obligations incurred directly and primarily by any other Issuer (an “Accommodation Payment”), then the Issuer making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Issuers in an amount, for each of such other Issuers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Issuer’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Issuers.  As of any date of determination, the “Allocable Amount” of each Issuer shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Issuer hereunder without (i) rendering such Issuer “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Issuer with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Issuer unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section 10.20(c) shall be subordinate in right of payment to, and may not be asserted prior to, the indefeasible payment in full in cash of the Obligations.  The provisions of this Section 12.15(c) shall, to the extent inconsistent with any provision in any Transaction Document, supersede such inconsistent provision.

(d) If any court holds that an Issuer is a guarantor and not a principal obligor hereunder and in any action to enforce its guaranty or any proceeding to allow or adjudicate a claim under its guaranty a court of competent jurisdiction shall determine that enforcement thereof for the full amount of the Obligations hereunder is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state Law, then the liability of such Issuer in respect of such guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such Law.

(e) EACH ISSUER WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY ISSUER, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY CREDIT PARTY  MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY ANY PURCHASER IN ENFORCING THIS AGREEMENT, PROVIDED THAT ANY DEFENSE, COUNTERCLAIM OR SETOFF WHICH SUCH ISSUER MAY NOW HAVE, OR HEREAFTER MAY HAVE, AGAINST ANOTHER ISSUER IS NOT SO WAIVED BUT IS SUBORDINATE TO, AND MAY NOT BE ASSERTED PRIOR TO, THE INDEFEASIBLE PAYMENT IN FULL IN CASH OF THE OBLIGATIONS, AND ANY AND ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY ISSUER BY ANY OTHER ISSUER ARE HEREBY SUBORDINATED TO ANY SUCH PURCHASER’S CLAIMS AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO PURCHASERS.  EACH ISSUER RATIFIES AND CONFIRMS WHATEVER A PURCHASER MAY DO PURSUANT TO THE TERMS HEREOF, AND AGREES THAT NO PURCHASER SHALL BE LIABLE FOR ANY ERROR IN JUDGMENT OR MISTAKES OF FACT OR LAW.  EACH ISSUER HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY ANY PURCHASER AGAINST ANY OTHER ISSUER.

(f) Should a claim be made upon any Purchaser at any time for repayment of any amount received by any Purchaser in payment of the Obligations, or any part thereof, whether received from any Issuer, by reason of:  (1) any judgment, decree or order of any court or administrative body having jurisdiction over any Purchaser or any of their property, or (2) any settlement or compromise of any such claim effected by any Purchaser, in its sole discretion, with the claimant (including an Issuer), each Issuer shall remain liable to any such Purchaser for the amount so repaid to the same extent as if such amount had never originally been received by any such Purchaser, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations.

(g) This Section 12.15 is intended solely to preserve the rights of Purchasers hereunder against each Issuer and no Issuer, guarantor of the Obligations or other Person shall have any right, claim or defense solely by virtue of this Section 12.15.

12.16 Obligations of the Purchasers.  The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts or omissions of any other Purchaser.

12.17 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.  No knowledge of, or investigation, including due diligence investigation, conducted by, or on behalf of, any Purchaser shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of any Purchaser to rely thereon.

12.18 Transfer of the Notes.

(a) The term “Purchaser” as used herein shall include any transferee of any Note whose name has been recorded by the Issuers in the Note Register.  Each transferee of any Note acknowledges that the Notes have not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b) The Issuer shall maintain a register (the “Note Register”) in the principal offices of Holdings for the purpose of registering the Notes and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any principal and interest in the Notes or any interest therein.  The entries in the Note Register shall be conclusive absent manifest error, and the Issuer, the Agent and the Purchasers shall treat each Person whose name is recorded in the Note Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement.  The Note Register shall be available for inspection by the Agent and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice. Upon the issuance of the Notes, the Issuers shall record the name and address of the initial Purchaser of each Note in the Note Register as the first Purchaser.  Upon surrender for registration of transfer or exchange of any Note at the principal offices of the Issuers, the Issuers shall, at their expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000) of a like aggregate principal amount, registered in the name of the Purchaser or a transferee or transferees.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Purchaser of such Note or such Purchaser’s attorney duly authorized in writing.

(c) On receipt by the Issuers of an affidavit of an authorized representative of any Purchaser stating the circumstances of the loss, theft, destruction or mutilation of any Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Issuers, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.  If required by the Issuers, such Purchaser must provide indemnity sufficient in the reasonable judgment of the Issuers to protect the Issuers from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

ARTICLE 13.

GUARANTEE

13.01 The Guarantee

.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Purchaser and Agent and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal amount of and Interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Notes and all other Obligations from time to time owing to such Purchaser and Agent by the Issuers under any Transaction Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guarantors’ Obligations”).  The Guarantors hereby jointly and severally agree that if the Issuers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantors’ Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantors’ Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise and after giving effect to any applicable notice or cure period) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional.  The obligations of the Guarantors under Section 13.01 shall constitute a guaranty of payment and not of collection and, to the fullest extent permitted by Applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guarantors’ Obligations of the Issuers under this Agreement, the Notes, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guarantors’ Obligations and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Each of the Guarantors agrees that Agent, and the Purchasers without notice or demand to Guarantors, may, without affecting or impairing any Guarantor’s liability hereunder, from time to time:

(i)           change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter:  (A) any of the Guarantors’ Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guarantee shall apply to the Guarantors’ Obligations as so changed, extended, renewed, or altered;

(ii)           take and hold security for the payment of the Guarantors’ Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Guarantors’ Obligations incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

(iii)           exercise or refrain from exercising any rights against any Guarantor;

(iv)           release or substitute any one or more endorsers, guarantors, any Guarantor, or other obligors;

(v)           settle or compromise any of the Guarantors’ Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guarantor to its creditors;

(vi)           apply any sums by whomever paid or however realized to any liability or liabilities of any Guarantor to Agent, or any Purchaser regardless of what liability or liabilities of such Guarantor remain unpaid;

(vii)           consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Transaction Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Transaction Document, or any of such other instruments or agreements; or

(viii)           take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guarantee.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Purchaser exhaust any right, power or remedy or proceed against the Issuers under this Agreement or the Notes, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guarantors’ Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guarantors’ Obligations and notice of or proof of reliance by upon the guarantee provided under this Article 13 (the “Guarantee”) or acceptance of this Guarantee, and the Guarantors’ Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between any Note Party and any Purchaser or Agent shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guarantors’ Obligations at any time or from time to time held by any Purchaser or Agent, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by such Purchaser or any other person at any time of any right or remedy against any Note Party or against any other person which may be or become liable in respect of all or any part of the Guarantors’ Obligations or against any collateral security or guarantee therefore or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of each Purchaser, Agent and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guarantors’ Obligations outstanding.

13.03 Waiver of Defenses

The liability of each Guarantor under this Guarantee shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Transaction Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantors’ Obligations, or any other amendment or waiver of or any consent to departure from any Transaction Document, including any increase in the Guarantors’ Obligations resulting from the extension of additional credit;

(iii) any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guarantors’ Obligations;

(iv) the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including Agent, or any Purchaser;

(v) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantors’ Obligations or any security therefor;

(vi) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Purchaser including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any other Guarantor or any guarantors or sureties;

(vii) any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Guarantor; or

(viii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor or surety.

13.04 Reinstatement.  The obligations of the Guarantors under this Article 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Note Party in respect of the Guarantors’ Obligations is rescinded or must be otherwise restored by any holder of any of the Guarantors’ Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

13.05 Subrogation.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guarantors’ Obligations under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 13.01, whether by subrogation or otherwise, against any Note Party or any security for any of the Guarantors’ Obligations.

13.06 Remedies.  The Guarantors jointly and severally agree that if the obligations of any Issuer under this Agreement and the Notes are declared to be forthwith due and payable as provided in the Notes (or shall be deemed to have become automatically due and payable in the circumstances provided in the Notes) for purposes of Section 13.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer such obligations (whether or not due and payable by any Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

13.07 Continuing Guarantee.  The guarantee in this Article 13 is a continuing guarantee of payment, and shall apply to all Guarantors’ Obligations whenever arising.

13.08 General Limitation on Guarantors’ Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.01 New Subsidiaries. To the extent required by Section 5.17(c) of this Agreement, certain Subsidiaries (whether by acquisition or creation) are required to enter into this Agreement (any such Subsidiary, a “New Subsidiary”) by executing and delivering in favor of Agent a joinder to this Agreement, in form and substance reasonably satisfactory to the Agent. Upon the execution and delivery of such joinder by any New Subsidiary, such New Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 14.

REGARDING AGENT

14.01 Appointment.  Each Purchaser hereby designates Fund III to act as Agent for such Purchaser under this Agreement and the Transaction Documents.  Each Purchaser hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Transaction Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement, for itself and for the ratable benefit of the Purchasers.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers (or, if applicable pursuant to Section 12.04, the holders of 100% of the Notes), and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Transaction Documents or any Requirement of Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.02 Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Transaction Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Note Party or any of its Subsidiaries or any officer of any of any Note Party or any of its Subsidiaries contained in this Agreement, or in any of the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Transaction Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Transaction Documents or for any failure of any Note Party or any of its Subsidiaries to perform its obligations hereunder.  Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Transaction Documents, or to inspect the properties, books or records of any Note Party or any of its Subsidiaries.  The duties of Agent as respects payments or collections shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.03 Lack of Reliance on Agent and Resignation.

(a) Independently and without reliance upon Agent or any other Purchaser, each Purchaser has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Note Parties and their Subsidiaries in connection with the purchase of any Notes hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Note Parties.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the purchase of any Notes or at any time or times thereafter except as shall be provided by the Note Parties pursuant to the terms hereof.  Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Transaction Document, or of the financial condition of the Note Parties and their Subsidiaries, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Transaction Documents or the financial condition of the Note Parties and their Subsidiaries, or the existence of any Event of Default or any Default.

(b) Agent may resign on thirty (30) days’ written notice to each Purchaser and upon such resignation, the Required Purchasers will promptly designate a successor Agent reasonably satisfactory to the Note Parties (provided that the consent of the Note Parties shall not be required after the occurrence and during the continuance of an Event of Default).

(c) Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.04 Certain Rights of Agent.  If Agent shall request instructions from the Purchasers with respect to any act or action (including failure to act) in connection with this Agreement or any Transaction Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Purchasers; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Purchasers.

14.05 Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or Transaction Document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Transaction Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.06 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Transaction Documents, unless Agent has received notice from a Purchaser or a Note Party referring to this Agreement or the Transaction Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to each Purchaser.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Purchasers; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Purchasers.

14.07 Indemnification.  To the extent Agent is not reimbursed and indemnified by the Note Parties and their Subsidiaries, each Purchaser will reimburse and indemnify Agent in proportion to its respective portion of the Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Transaction Document; provided that, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  The obligations of the Purchasers under this Section 14.07 shall survive termination of this Agreement and the Transaction Documents and payment in full of the Notes.

14.08 Agent in its Individual Capacity.  With respect to the obligation of Agent to purchase Notes under this Agreement, the Notes purchased by it shall have the same rights and powers hereunder as any other Purchaser and as if it were not performing the duties as Agent specified herein; and the term “Purchaser” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Purchaser.  Agent may engage in business with any Note Party as if it were not performing the duties specified herein.

14.09 Delivery of Documents or Other Information.  To the extent Agent receives financial statements or other information required under this Agreement from the Note Parties pursuant to the terms of this Agreement which the Note Parties are not obligated to deliver to the Purchasers, Agent will promptly furnish such documents and information to the Purchasers.

14.10 Note Parties’ Undertaking to Agent.  Without prejudice to its respective obligations to each Purchaser under the other provisions of this Agreement, each Note Party undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Purchasers or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy such Note Party’s obligations to make payments for the account of Purchasers or the relevant one or more of them pursuant to this Agreement.

14.11 No Reliance on Agent’s Customer Identification Program.  Each Purchaser acknowledges and agrees that neither such Purchaser, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Purchaser’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Note Party, its Affiliates or its agents, this Agreement, the Transaction Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12 Other Agreements.  Each Purchaser hereby specifically authorizes and directs Agent to enter into each of the Transaction Documents on behalf of such Purchaser.  Each Purchaser agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the obligations of the Note Parties and their Subsidiaries to Agent and Purchasers under the Agreement and Transaction Documents, any amounts owing by such Purchaser to the Note Parties or any of their Subsidiaries.  Anything in this Agreement to the contrary notwithstanding, each Purchaser further agrees that it shall not take any action to protect or enforce its rights arising out of this Agreement or the Transaction Documents, it being the intent of each Purchaser that any such action to protect or enforce rights under this Agreement and the Transaction Documents shall be taken by Agent at the direction of Required Purchasers.

ARTICLE 15.

TAXES, YIELD PROTECTION AND ILLEGALITY

15.01 Taxes.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or notes purchased by, any Purchaser;

(ii) subject Agent or any Purchaser to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its note, note principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Purchaser any other condition, cost or expense (other than Taxes) affecting this Agreement or Notes purchased by such Purchaser;

and the result of any of the foregoing shall be to increase the cost to such Purchaser or the Agent of purchasing or holding any Note, or to reduce the amount of any sum received or receivable by such Purchaser or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Purchaser or the Agent, the Issuers will pay to such Purchaser or the Agent, as the case may be, such additional amount or amounts as will compensate such Purchaser or the Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Note Party under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of a Note Party or the Agent) requires the deduction or withholding of any Tax from any such payment by a Note Party or the Agent, then the applicable Note Party or the Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Agent or such Purchaser, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Note Parties.  The Note Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Note Parties.  The Note Parties shall jointly and severally indemnify the Agent and any Purchaser, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Purchaser or required to be withheld or deducted from a payment to the Agent or such Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Note Parties by a Purchaser (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(e) Indemnification by the Purchasers.  Each Purchaser shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that any Note Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Note Parties to do so) and (ii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Purchaser by the Agent shall be conclusive absent manifest error.  Each Purchaser hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Agent to the Purchaser from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Note Party to a Governmental Authority pursuant to this Section 15.01, such Note Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Purchasers.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Issuers and the Agent, at the time or times reasonably requested by the Issuers or the Agent, such properly completed and executed documentation reasonably requested by the Issuers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Purchaser, if reasonably requested by the Issuers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuers or the Agent as will enable the Issuers or the Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 15.01(a)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing, in the event that each Issuer is a U.S. Issuer,

(A) any Purchaser that is a U.S. Person shall deliver to the Issuers and the Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuers or the Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(B) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuers or the Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of an Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4) to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuers or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuers or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuers or the Agent as may be necessary for the Issuers and the Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuers and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 15.01(including by the payment of additional amounts pursuant to this Section 15.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival.  Each party’s obligations under this Section 15.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all Obligations under any Transaction Document.

15.02 Certificates of Purchasers

.  Any Purchaser claiming reimbursement or compensation pursuant to this Article 15 shall deliver to Issuers a certificate setting forth in reasonable detail the amount payable to such Purchaser hereunder and such certificate shall be conclusive and binding on the Note Parties in the absence of manifest error.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ISSUER:	HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company

	By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Manager

GUARANTORS:	MERIDIAN WASTE SOLUTIONS, INC., a New York corporation

	By:	/s/ Jeffrey Cosman
Jeffrey Cosman
Chief Executive Officer

BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP., a New York corporation

By:	/s/ Jeffrey Cosman
Jeffrey Cosman
President

AGENTS:	PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP

	By:	/s/ Praesidian Capital Opportunity GP III, LLC, its General Partner

By:
Name:
Title:
PURCHASERS:	PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP

	By:	/s/ Praesidian Capital Opportunity GP III, LLC, its General Partner

By:
Name:
Title:

PRAESIDIAN CAPITAL OPPORTUNITY FUND III-A, LP, a Delaware limited partnership

By:	/s/ Praesidian Capital Opportunity GP III-A, LLC Its: General Partner

By:
Name:Jon Mansfield
Title: Manager

SCHEDULE 2.01

PURCHASER SCHEDULE – NOTES

NAME OF PURCHASER	NOTE A		NOTE B
	PRINCIPAL AMOUNT	PURCHASE PRICE	PRINCIPAL AMOUNT	PURCHASE PRICE
Praesidian Capital Opportunity Fund III, LP	$2,644,812.57	$2,644,812.57	$5,170,716.68	$5,170,716.68
Praesidian Capital Opportunity Fund III-A, LP	$1,025,187.43	$1,025,187.43	$2,004,283.32	$2,004,283.32
Total	$3,670,000.00	$3,670,000.00	$7,175,000.00	$7,175,000.00

NAME OF PURCHASER	DELAYED DRAW NOTE C
	COMMITMENT AMOUNT	PURCHASE PRICE
Praesidian Capital Opportunity Fund III, LP	$2,035,857.09	$2,035,857.09
Praesidian Capital Opportunity Fund III-A, LP	$789,142.91	$789,142.91
Total	$2,825,000.00	$2,825,000.00

EXHIBIT C

COMPLIANCE CERTIFICATE

___________________

Date:   _________, 20__

This certificate is given by MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”) and [insert name of other Note Parties if any] (the “Note Parties”), pursuant to Section 8.01(d) of that certain Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 by and among the Note Parties, the purchasers from time to time party thereto (each a “Purchaser”, and collectively, the “Purchasers”) and PRAESIDIAN CAPITAL OPPORTUNITY FUND III, LP, a Delaware limited partnership (“Fund III”) as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”), as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the “Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

The undersigned is executing this certificate is the [Chief Executive Officer][Chief Financial Officer] of each Note Party and as such is duly authorized to execute and deliver this certificate on behalf of such Note Party.  By executing this certificate the undersigned hereby certifies that:

(a)           the financial statements delivered with this certificate in accordance with Section 8.01[a][b][c] of the Agreement fairly present in all material respects the results of operations and financial condition of the Note Parties on a Consolidated Basis as of the dates of such financial statements;

(b)           he has reviewed the terms of the Agreement and the Notes and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and conditions of the Note Parties and their respective Subsidiaries during the accounting period covered by such financial statements;

(c)           such review has not disclosed the existence during or at the end of such accounting period, and he has no knowledge of the existence as of the date hereof, of any condition or event that constitutes an Event of Default, except as set forth in Exhibit A hereto which includes a description of the nature and period of existence of such Event of Default and what action the Note Parties have taken, are undertaking and propose to take with respect thereto;

(d)           the Note Parties and their Subsidiaries are in compliance with the covenants contained in Articles 8 and 9 of the Agreement, as demonstrated on the attached worksheets, except as set forth or described in Exhibit A; and

(e)                      (i)           Fixed Charge Coverage Ratio is   _____:1.00.
(ii)           Adjusted EBITDA for the period ending [____] is  _____:1.00.
(iii)           Total Funded Debt to EBITDA Ratio is   _____:1.00.

[signature pages follow]
IN WITNESS WHEREOF, each Note Party has caused this Certificate to be executed by its [Chief Executive Officer][Chief Financial Officer] this [__] day of [___________], 20[___].

[__________________________________]

By:_________________________________
[Chief Executive Officer][Chief Financial Officer]

[__________________________________]

By:_________________________________
[Chief Executive Officer][Chief Financial Officer]

EXHIBIT L-1

FORM OFU.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”), the purchasers from time to time party thereto (each a “Purchaser”, and collectively, the “Purchasers”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).

Pursuant to the provisions of Section 15.01 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Notes in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of an Issuer within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to an Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Issuers with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuers and the Agent, and (2) the undersigned shall have at all times furnished the Issuers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PURCHASER]
By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”), the purchasers from time to time party thereto (each a “Purchaser”, and collectively, the “Purchasers”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).

Pursuant to the provisions of Section 15.01 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of an Issuer within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to an Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”), the purchasers from time to time party thereto (each a “Purchaser”, and collectively, the “Purchasers”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).

Pursuant to the provisions of Section 15.01 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of an Issuer within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to an Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”), HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“Missouri Waste”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“Georgia Waste”),  MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“Meridian Land”, and together with Missouri Waste, Georgia Waste and each other Person joined hereto as an issuer from time to time, collectively, the “Issuers”, and each a “Issuer”), the purchasers from time to time party thereto (each a “Purchaser”, and collectively, the “Purchasers”) and Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, as agent for the Purchasers (in such capacity, together with its permitted successors and assigns, the “Agent”).

Pursuant to the provisions of Section 15.01 of the Note Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Note(s), (iii) with respect to the extension of credit pursuant to this Note Purchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of an Issuer within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to an Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Issuers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuers and the Agent, and (2) the undersigned shall have at all times furnished the Issuers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

[NAME OF PURCHASER]
By:
Name:
Title:

Date: ________ __, 20[  ]